Exhibit 10.1

CREDIT AGREEMENT

among

ALIANTE GAMING, LLC,

as Borrower,

THE LENDERS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Dated as of April 25, 2016

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TABLE OF CONTENTS
(continued)

 -ii-

TABLE OF CONTENTS
(continued)

8.05.	Successors and Assigns	97
8.06.	Setoff; Security Interest	102
8.07.	No Third Party Rights	103
8.08.	Partial Invalidity	103
8.09.	Jury Trial	103
8.10.	Confidentiality	103
8.11.	Counterparts	103
8.12.	Consent to Jurisdiction	104
8.13.	Relationship of Parties	104
8.14.	Time	105
8.15.	Waiver of Punitive Damages	105
8.16.	USA PATRIOT Act	105
8.17.	Clarification	105
8.18.	Government Savings Clause	105

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SCHEDULES

SCHEDULE I -	THE LENDERS
SCHEDULE 3.01 -	CONDITIONS PRECEDENT TO CLOSING
SCHEDULE 4.01(g) -	LITIGATION
SCHEDULE 4.01(h) -	REAL PROPERTY
SCHEDULE 4.01(k) -	MULTIEMPLOYER PLANS
SCHEDULE 4.01(o) -	SUBSIDIARIES
SCHEDULE 4.01(u) -	INSURANCE
SCHEDULE 4.01(v) -	AGREEMENTS WITH AFFILIATES, ETC.
SCHEDULE 5.01(d) -	INSURANCE REQUIREMENTS
SCHEDULE 5.02(a) -	EXISTING INDEBTEDNESS
SCHEDULE 5.02(b) -	EXISTING LIENS
SCHEDULE 5.02(e) -	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A	NOTICE OF BORROWING
EXHIBIT B	NOTICE OF CONVERSION
EXHIBIT C	NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D	NOTE
EXHIBIT E	FORM OF GUARANTY
EXHIBIT F	ASSIGNMENT AGREEMENT
EXHIBIT G	COMPLIANCE CERTIFICATE
EXHIBIT H	COLLATERAL CERTIFICATE
EXHIBIT I	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

-iv-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 25, 2016, is entered into by and among: (1) ALIANTE GAMING, LLC, a Nevada limited liability company (the “Borrower”); (2) each of the financial institutions party to this Agreement from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent.

RECITALS

A.     The Borrower has requested that the Lenders provide certain credit facilities to the Borrower.

B.     The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I. INTERPRETATION.

1.01.     Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“Adjusted EBITDA” shall mean, for any period, with respect to the Loan Parties, (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income for such period, the sum of the following for such period (without duplication): (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, and (iv) extraordinary non-cash expenses and non-recurring non-cash expenses for such period (in each case other than any such non-cash expense to the extent it represents an accrual of or reserve for cash expenditures in any future period), and minus (c) to the extent added in determining Net Income for such period, the sum of the following for such period (without duplication): (i) interest income for such period and (ii) the aggregate amount of extraordinary non-cash income and gains and non-recurring non-cash income and gains during such period.

“Acquired Portion” shall have the meaning given to that term in Section 2.01(b)(v).

“Administrative Agent” shall mean Wells Fargo, when acting in its capacity as administrative agent under any of the Credit Documents, and any successor Administrative Agent appointed pursuant to Section 7.06. In such capacity, Wells Fargo is also acting as collateral agent for the Lender Rate Contract Counterparties and Lender Bank Product Providers.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall any Lender Party be deemed to be an Affiliate of any Loan Party for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement.

“Anti-Corruption Laws” shall have the meaning given to that term in Section 4.01(w)(ii).

“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 & 1957; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism, including, without limitation, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”).

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, with respect to each Loan, the per annum margin which is determined pursuant to the Pricing Grid. The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignment of Entitlements” shall mean the Assignment of Entitlements, Contracts, Rents and Revenues, dated as of the Closing Date, by and between the Borrower and the Administrative Agent.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Base Rate” shall mean, on any day, the greatest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus 1.00%. As used in this definition, “One Month LIBOR Rate” shall mean, with respect to any interest rate calculation for a Loan or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of (i) the rate per annum reported on Reuters Screen LIBOR 01 Page (or any successor or substitute page thereof), or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the applicable day (provided that if such day is not a Business Day for which a LIBOR Rate is quoted, the next preceding Business Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (ii) one minus the Reserve Requirement in effect on such day. If for any reason rates are not available as provided in clause (i) of the preceding sentence, the rate to be used in clause (i) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100 of one percent), (A) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (B) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term. Notwithstanding the foregoing, if the Base Rate for any Loan shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in Section 2.01(d)(i).

“Borrower” shall have the meaning given to such term in clause (1) of the introductory paragraph hereof.

“Borrower Materials” shall have the meaning given to that term in Section 5.01(a).

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California or New York, New York and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required to be reported as a non-current asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including (x) renewals, improvements and replacements, but excluding repairs in the ordinary course and (y) all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).

“Capital Leases” shall mean any and all lease obligations that are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Defaulting Lender, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.

“Cash Equivalents” shall mean:

(a)     Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States or obligations of any agency of the United States to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b)     Certificates of deposit maturing within six months from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Rating Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;

(c)     Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Rating Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; and

(d)     Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Rating Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations. Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.

“Change of Control” shall mean the occurrence of any one or more of the following:

(a)      Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Permitted Investors) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Equity Securities of Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of Parent;

(b)     Parent shall cease to (i) beneficially own and control directly one hundred percent (100%) of the Equity Securities of the Borrower or (ii) control the board of directors or any other governing body of the Borrower;

(c)     The Borrower shall cease to (i) beneficially own and control directly or indirectly one hundred percent (100%) of the Equity Securities of any Subsidiary or (ii) control the board of directors or any other governing body of such Subsidiary;

(d)     During any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be comprised of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(e)     A “change of control” or “change in control” or any similar term as defined in any document governing Indebtedness of any Loan Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the right to require such Loan Party to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of such Indebtedness.

For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Change of Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the time and Business Day on which the satisfaction of all the conditions precedent and the consummation of all of the transactions contemplated in Section 3.01 occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all Property in which the Administrative Agent or any Lender has a Lien to secure the Obligations or the Guaranties.

“Collateral Certificate” shall mean a Collateral Certificate in substantially the form of Exhibit H, appropriately completed and duly executed by the Borrower.

“Commitment Fee Percentage” shall mean the per annum percentage which is used to calculate Commitment Fees determined pursuant to the Pricing Grid.

“Commitment Fees” shall have the meaning given to that term in Section 2.04(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning given to that term in Section 8.01(b).

“Confidential Information” shall mean non-public information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents of such Loan Party; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control Agreement” shall mean a control agreement among the Borrower or a Guarantor, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Administrative Agent, in form and substance acceptable to the Administrative Agent.

“Covered Entities” shall mean, collectively, (a) the Borrower and its Subsidiaries, Parent and all guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranties, the Security Documents, the Assignment of Entitlements, the Environmental Indemnity Agreement, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, the Collateral Certificate, the Fee Letter and all other documents, instruments and agreements delivered to the Administrative Agent or any Lender pursuant to Sections 3.01 or 3.02 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time, but excluding any Lender Rate Contracts and documents with respect to Lender Bank Products.

“Credit Event” shall mean the making of any Loan. “Credit Event” shall not include the conversion of any Loan or the selection of any new Interest Period for any LIBOR Loan.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Decreasing Lender” shall have the meaning given to that term in Section 2.01(b)(v).

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Rate” shall have the meaning given to that term in Section 2.02.

“Designated Deposit Account” means a deposit account to be maintained by the Borrower with the Administrative Agent, as from time to time designated by the Borrower by written notification to the Administrative Agent.

“Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State pursuant to authorizing statute, executive order or regulation, or by the United Nations Security Council, the European Union or any EU member state (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (iii)(X) is an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person. time to time, as such program may be applicable to such agency, organization or Person.

“Disqualified Securities” shall mean any Equity Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Security referred to in (a) above, in each case at any time on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations, or (c) is entitled to receive a cash Distribution (other than for taxes attributable to the operations of the business) or a Distribution of Disqualified Securities on or prior to the date that is one year following the date of payment and satisfaction in full by the Loan Parties of the Obligations.

“Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, Property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, repurchase, redemption, retirement or other acquisition of, any Equity Securities of any Person or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments or similar payments, where the amount is calculated with reference to the fair market or equity value of any Person), but excluding distributions or dividends payable by a Person solely in membership interests or shares of common stock of such Person.

“Dollars” and “$” shall mean the lawful currency of the United States and, in relation to any payment under this Agreement, same day or immediately available funds.

“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(b) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

“Effective Amount” shall mean with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender, and (b) any other Person that is acceptable to the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) any Defaulting Lender, (2) any natural person, (3) without the prior written consent of all of the Lenders, any Loan Party or any Affiliate of a Loan Party or (4) any Person that has been found unsuitable by any Gaming Board or as to whom such assignment would violate any Gaming Law.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other benefit plan, program, policy, agreement or arrangement providing for compensatory benefits, severance-related benefits or other employee benefits established or maintained by a Loan Party or, with respect to any such employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses (including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees and any diminution in the value of the security afforded to the Lenders with respect to any real property owned or used by any Loan Party), that are incurred at any time (a) as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by or leased by any Loan Party or migrating or threatening to migrate to or from any such real property regardless of whether or not caused by or within the control of any Loan Party, (b) arising from any investigation, proceeding or remediation of any location at which any Loan Party or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Loan Party or with respect to any real property owned or used by any Loan Party.

“Environmental Indemnity Agreement” shall mean that certain Certificate and Indemnification Regarding Hazardous Substances, dated as of the Closing Date, executed by the Borrower in favor of the Administrative Agent and the Lender Parties.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of human health and safety (to the extent relating to human exposure to Hazardous Material) and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing; provided that Equity Securities shall not include incentive units (defined in Parent’s operating agreement) which may be issued by the Parent from time to time to any manager, officer, employee, consultant or other service provider of the Loan Parties.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Loan Party under Sections 414(b) and (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that a Pension Plan is considered an at-risk plan or a plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate; (i)  any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; or (j) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Loan Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Revolving Loan Commitments (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.

“Exempted Equity Issuance” shall mean any of the following: (a) the issuance of Equity Securities by any Loan Party to another Loan Party or (b) the contribution of capital by any Loan Party to another Loan Party.

“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean, collectively, (a) the letter agreement dated as of March 4, 2016 among the Borrower and Wells Fargo regarding certain fees payable to Wells Fargo as expressly indicated therein and (b) any other fee letter, mandate letter or commitment letter executed after the Closing Date by one or more Loan Parties and Wells Fargo in connection with this Agreement (including any fee letter executed in connection with any increase under Section 2.01(b)).

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and statements of cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, with respect to the Loan Parties for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date (a) (i) Adjusted EBITDA minus (ii) the aggregate amount of Maintenance Capital Expenditures made by the Loan Parties during such period minus (iii) the aggregate amount of Distributions made by the Loan Parties during such period (excluding any Distribution made by one Loan Party to another Loan Party) minus (iv) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such period divided by (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication), of the following items: (a) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of Indebtedness for such period, (b) Interest Expense to the extent paid in cash during such period, (c) the portion of payments under Capital Leases that should be treated as payment of principal in accordance with GAAP scheduled to be paid during such period and (d) the difference, if positive, resulting from subtracting (i) the Total Revolving Loan Commitment as in effect at the end of such period from (ii) the highest aggregate amount of Loans outstanding during the most recent quarter of such period.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States from time to time, consistently applied.

“Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Board necessary for or relating to the conduct of activities by any Loan Party.

“Gaming Board” shall mean any Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by any Loan Party within its jurisdiction (including the Nevada Gaming Commission and Nevada Gaming Control Board).

“Gaming Laws” shall mean all Governmental Rules pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by any Loan Party within its jurisdiction.

“Gaming License” shall mean, in any jurisdiction in which any Loan Party conducts any casino, gambling and gaming business or activities, any license, permit or other authorization to conduct gambling, gaming or casino activities that is granted or issued by the applicable Gaming Board.

“Governmental Authority” shall mean any international, domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Trade Commission, Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority and any supra-national bodies such as the European Union.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability or licensing, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority (including any Gaming Board).

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority (including all Gaming Laws).

“Guarantor” shall mean Parent and each now existing or hereafter acquired or created direct or indirect Subsidiary of the Borrower.

“Guaranty” shall mean that certain Guaranty Agreement, in substantially the form of Exhibit E, delivered by each Guarantor from time to time party thereto in favor of the Administrative Agent and the Lender Parties.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Increase Effective Date” shall have the meaning given to that term in Section 2.01(b)(iv).

“Increasing Lenders” shall have the meaning given to that term in Section 2.01(b)(i).

“Indebtedness” of any Person shall mean, without duplication:

(a)     All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including the Loans and obligations to repurchase receivables and other assets sold with recourse);

(b)     All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for trade accounts payable, provided that (A) such trade accounts payable arise in the ordinary course of business and (B) no material part of any such account is more than ninety (90) days past due;

(c)     All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)     All obligations of such Person as lessee under or with respect to Capital Leases and synthetic leases and all other off-balance sheet financing;

(e)     All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;

(f)     All Unfunded Pension Liabilities of such Person;

(g)     All obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person;

(h)     All Contingent Obligations of such Person;

(i)     All Disqualified Securities of such Person;

(j)     With respect to any terminated Rate Contracts, the Termination Value thereof;

(k)     All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;

(l)     All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (k) above; and

(m)     All obligations of other Persons (“primary obligors”) of the types described in clauses (a) - (l) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations (and, for purposes of this clause (m), the amount of the Indebtedness of such Person shall be deemed to be the lesser of (x) the amount of all obligations of such primary obligors so secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) the property of such Person and (y) the value of such property).

To the extent not included above, “Indebtedness” of the Loan Parties shall include all Obligations.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Interest Expense” shall mean, for any period, the sum (determined on a consolidated basis without duplication), for the Loan Parties of the following: (a) all interest, premium payments, debt discount, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that are treated as interest, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(c) or Section 2.01(e) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(f) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business consistent with past practice), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including (x) any Guaranty Obligations of such Person with respect to any obligations of any other Person and (y) any payments made by such Person on account of obligations of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than any Loan Party) which are current assets and arose from sales or rentals of inventory in the ordinary course of such Person’s business consistent with past practice or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party and one or more other Persons who are not Loan Parties.

“Lender” and “Lenders” shall have the meaning given to such terms in clause (2) of the introductory paragraph hereof.

“Lender Bank Product Provider” shall mean any Lender or Affiliate of a Lender which provides one or more Lender Bank Products.

“Lender Bank Products” shall mean each and any of the following types of services or facilities extended to any Loan Party, which may be accepted or rejected in the sole discretion of a Loan Party, by any Lender Bank Product Provider: (a) commercial credit cards; (b) cash management services (including treasury management services, purchasing card services, daylight overdrafts, multicurrency accounts, foreign cash letters, merchant card services, controlled disbursement services, ACH transactions, and interstate depository network services), and (c) returned items and foreign exchange services and facilities.

“Lender Parties” shall mean, collectively, the Lenders, the Lender Rate Contract Counterparties, the Lender Bank Product Providers and the Administrative Agent.

“Lender Rate Contract(s)” shall mean one or more Rate Contracts between any Loan Party and one or more Lender Rate Contract Counterparties with respect to Indebtedness under this Agreement, on terms acceptable to such Loan Party and such Lender Rate Contract Counterparty that is a party to such Rate Contract.

“Lender Rate Contract Counterparty” shall mean any Lender or Affiliate of a Lender which enters into a Lender Rate Contract.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(c).

“LIBOR Rate” shall mean, with respect to any Interest Period for any LIBOR Loans in any Revolving Loan Borrowing, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of (a) the rate per annum reported on Reuters Screen LIBOR 01 Page (or any successor or substitute page thereof), or if not reported by Reuters, as reported by any service selected by the Administrative Agent at or about 11:00 a.m., London time (or as soon thereafter as practicable), two Business Days prior to the first day of such Interest Period, for Dollar deposits being delivered in the London interbank eurodollar currency market for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate per annum at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 11:00 a.m. London time (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Lenders as part of such Revolving Loan Borrowing. Notwithstanding the foregoing, if the LIBOR Rate for any Loan shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Licenses” shall mean, collectively, any and all licenses (including provisional licenses and Gaming Licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority (including any Gaming Board) or otherwise), consents, qualifications, operating authority and any other authorizations.

“Lien” shall mean, with respect to any Property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such Property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan.

“Loan Account” shall have the meaning given to that term in Section 2.07(a).

“Loan Parties” shall mean, collectively, Parent and the Borrower and its Subsidiaries.

“Maintenance Capital Expenditure” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period for the maintenance, repair, restoration or refurbishment of the Capital Assets of such Person computed in accordance with GAAP, but excluding any capital expenditure which adds to or increases the amount of gaming or other equipment in place on the Closing Date, or further expands any structures or improvements to land.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Effect” shall mean (a) a material adverse change in, or material adverse effect on, the business, operations, condition (financial or otherwise), assets, properties or liabilities (whether actual or contingent) of (i) the Loan Parties, taken as a whole, (ii) the Borrower or (iii) Parent; (b) a material impairment of the ability of any Loan Party to pay or perform the Obligations in accordance with the terms of this Agreement, any Guaranty or any other Credit Document; (c) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) a material adverse effect on the Administrative Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests; (e) a material adverse effect on the validity or enforceability of any of the Credit Documents or (f) the use, occupancy or operation of the entire Resort (or the casino included therein).

“Material Contracts” shall mean, collectively, (a) the License Agreement dated as of January 6, 2006 by and between the Borrower and North Valley Enterprises, LLC and (b) any other agreement or arrangement to which any Loan Party is a party (other than the Credit Documents) with respect to which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Documents” shall mean (i) the Organizational Documents of the Loan Parties and (ii) the Material Contracts.

“Maturity” or maturity” shall mean, with respect to any Revolving Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Revolving Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” shall mean the five year anniversary of the Closing Date.

“Mortgages” shall mean (a) Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the date hereof, by the Borrower in favor of First American Title Insurance Company, for the benefit of the Administrative Agent (the “Resort Mortgage”) and (b) each deed of trust or mortgage delivered from time to time in accordance with Section 5.01(k) or otherwise in connection with the Credit Documents.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained by any Loan Party or any ERISA Affiliate, or to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or previously has made or been obligated to make contributions.

“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on any Loan Party that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent as a result of any condemnation or other taking or temporary or permanent requisition of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole.

“Net Income” shall mean with respect to any fiscal period, the net income of the Loan Parties, as applicable, for such period determined on a consolidated basis.

“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent under any key man life insurance policy or any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel), (ii) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole, and (iii) with respect to cash payments or proceeds from any key man life insurance policies, reasonable and customary amounts paid by the applicable Loan Party to (A) an executive recruiting firm related to hiring a replacement executive officer, and (B) the replacement executive officer as a signing bonus and relocation expenses.

“Net Proceeds” shall mean:

(a)     With respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates, (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person other than to any of its Affiliates (including, without limitation, transfer, sale, use and other similar taxes payable in connection with such sale), (iii) income taxes reasonably estimated to be payable by such Person as a result of such sale, and (iv) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale; and

(b)     With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person other than to any of its Affiliates; and

(c)     With respect to any issuance of Equity Securities by any Person, the aggregate consideration received by such Person from such issuance less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person other than to any of its Affiliates.

“New Lender” shall have the meaning given to that term in Section 2.01(b)(ii).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning given to that term in Section 2.07(b).

“Notice of Borrowing” shall have the meaning given to that term in Section 2.01(c).

“Notice of Conversion” shall have the meaning given to that term in Section 2.01(e).

“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(f)(ii).

“Obligations” shall mean and include (a) all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower to the Administrative Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder and (b) any and all obligations, howsoever arising, owed or owing by any Loan Party to any Lender Party under or in connection with any Lender Rate Contract or Lender Bank Product (provided that if any such Lender Party ceases to be a Lender or an Affiliate of a Lender hereunder, such obligations under this clause (b) shall be limited to those that relate to any transaction entered into under any such Lender Rate Contract or any Lender Bank Product extended or provided prior to the date such party ceased to be a Lender or an Affiliate of a Lender); provided that “Obligations” shall exclude all Excluded Swap Obligations.

“Organizational Documents” shall mean, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b).

“Parent” shall mean ALST Casino Holdco, LLC, a Delaware limited liability company.

“Participant” shall have the meaning given to that term in Section 8.05(b).

“Participant Register” shall have the meaning given to that term in Section 8.05(b).

“Participation Seller” shall have the meaning given to that term in Section 8.05(h).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has any obligation under or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time.

“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).

“Permitted Investor” shall mean each Person that is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)) of ten percent (10%) or more of the outstanding Equity Interests of Parent on the Closing Date.

“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.

“Pledged Intercompany Notes” shall mean original demand promissory notes in favor of one or more of the Borrower and the Guarantors evidencing intercompany advances pledged to the Administrative Agent pursuant to the Security Agreement.

“Pricing Grid” shall mean,

Tier	Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Commitment Fee Percentage
I	Greater than or equal to 3.00:1.00	3.00%	2.00%	0.350%
II	Greater than or equal to 2.00:1.00 but less than 3.00:1.00	2.50%	1.50%	0.350%
III	Less than 2.00:1.00	2.00%	1.00%	0.350%

Any increase or decrease in the Applicable Margin and Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the fifth Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier I shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate in form and substance reasonably acceptable to the Administrative Agent and thereafter the Applicable Margin and Commitment Fee Percentage shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin and Commitment Fee Percentage are further adjusted as set forth in this definition. Notwithstanding anything to the contrary herein, the Applicable Margin and Commitment Fee Percentage in effect as of the Closing Date shall be set at Tier II until the first time they are adjusted as described in the preceding sentence. If the Total Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin and Commitment Fee Percentage, then the Applicable Margin and Commitment Fee Percentage shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent or any Lender (the Borrower’s obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement).

“Prime Rate” shall mean the per annum rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.

“Pro Forma Fixed Charge Coverage Ratio” shall mean, as of the date of any proposed Distribution under Section 5.02(f)(iii), (a) (i) Adjusted EBITDA for the four consecutive fiscal quarter period most recently ended for which Financial Statements of the Loan Parties are available (the “Test Period”), minus (ii) the aggregate amount of Maintenance Capital Expenditures made by the Loan Parties during the Test Period, minus (iii) the aggregate amount of Distributions made by the Loan Parties in the then current fiscal quarter and the three fiscal quarter period immediately preceding such fiscal quarter minus (iv) the amount of such proposed Distribution minus (iv) the aggregate amount of federal, state, local and foreign income taxes paid in cash during the Test Period divided by (b) Fixed Charges for the Test Period.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” shall have the meaning given to that term in Section 5.01(a).

“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Receipt Date” shall have the meaning given to that term in Section 2.05(c)(v).

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Reduction Amount” shall have the meaning given to that term in Section 2.03(b).

“Reduction Date” shall have the meaning given to that term in Section 2.03(b).

“Reduction Notice” shall have the meaning given to that term in Section 2.03(a).

“Register” shall have the meaning given to that term in Section 8.05(d).

“Relevant Sale” shall have the meaning given to that term in Section 2.05(c)(ii).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and applicable regulations thereunder (other than events for which the thirty (30) day notice period has been waived).

“Required Lenders” shall mean, at any time, the Lenders whose Revolving Proportionate Shares then exceed fifty percent (50%) of the total Revolving Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time Non-Defaulting Lenders having total Revolving Proportionate Shares exceeding fifty percent (50%) of the total Revolving Proportionate Shares of all Non-Defaulting Lenders. Notwithstanding the foregoing, in no event shall Required Lenders consist of fewer than two Non-Defaulting Lenders at any time at which there shall be at least two Non-Defaulting Lenders party to this Agreement, and for purposes of the foregoing, Lenders that are Affiliates of one another shall be treated as a single Lender.

“Requirement of Law” applicable to any Person shall mean (a) such Person’s Organizational Documents, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan and for any calculation of the One Month LIBOR Rate, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Resort” shall mean the casino and hotel commonly known as the “Aliante Casino + Hotel” as of the Closing Date and located in North Las Vegas, Nevada and all other Property owned by a Loan Party which is directly ancillary thereto or used in connection therewith, including any hotels, resorts, card clubs, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, and other recreation and entertainment facilities and related equipment.

“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer or vice president of finance of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Borrowing.

“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Revolving Proportionate Share” shall mean:

(a)     With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and

(b)     With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of the aggregate Effective Amount of such Lender’s Revolving Loans, to (ii) the sum of the aggregate Effective Amount of all Revolving Loans.

The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I.

“Sale and Leaseback” shall mean, with respect to any Person, the sale of Property owned by such Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, among each Loan Party party thereto and the Administrative Agent.

“Security Documents” shall mean and include the Security Agreement, each Control Agreement, each Mortgage, each other pledge agreement or security agreement from time to time delivered in accordance with Section 5.01(i), and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the Equity Securities having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of a Loan Party.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Obligation” shall mean with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes.

“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“Total Debt” shall mean, as of any date of determination, all Indebtedness of the Loan Parties.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) Adjusted EBITDA of the Loan Parties for the four consecutive fiscal quarter period most recently ended for which Financial Statements of the Loan Parties are available.

“Total Revolving Loan Commitment” shall mean, as of the Closing Date, Fifty Million Dollars ($50,000,000.00) or such lesser or greater amount (as applicable) to which the Revolving Loan Commitments of the Lenders may be increased in accordance with Section 2.01(b) or reduced in accordance with Section 2.03(a) or (b).

“Type” shall mean, with respect to any Loan or Revolving Loan Borrowing at any time, the classification of such Loan or Revolving Loan Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year, in each case, as of the immediately preceding valuation date.

“United States” and “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.11(g).

“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans outstanding at such time.

“Wells Fargo” shall have the meaning given to that term in the introductory paragraph hereof.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

1.02.     GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting and financial terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements of the Borrower referred to in Section 4.01(i). Notwithstanding the other provisions of this Section 1.02, for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change in GAAP.

1.03.     Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.     Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05.     Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.06.     Governing Law. This Agreement and, unless otherwise expressly provided in any such Credit Document, each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07.     Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

1.08.     Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof, excluding the Fee Letter.

1.09.     Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan or other Obligation that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10.     References.

(a)     References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b)     References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time if such amendment, restatement, modification or supplement is permitted hereby or thereby.

(c)     References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, restated, modified, codified or reenacted from time to time and in effect at any given time.

(d)     References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11.     Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive and shall be deemed to be followed by the phrase “without limitation.” In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12.     Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

ARTICLE II. CREDIT FACILITIES.

2.01.     Loan Facility.

(a)     Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date up to, but not including the Maturity Date such loans in Dollars as the Borrower may request from time to time under this Section 2.01(a) (individually, a “Revolving Loan”) and each Revolving Loan may be repaid and reborrowed at the pursuant to the terms hereof by Borrower; provided, however, that the sum of the Effective Amount of all Revolving Loans made by such Lender at any time outstanding shall not exceed the Total Revolving Loan Commitment at such time. All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Revolving Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Maturity Date.

(b)     Optional Increases.

(i)     On the terms and subject to the conditions set forth below, Borrower may, at any time before the Maturity Date, increase the Total Revolving Loan Commitment; provided that:

(A)     after giving effect to the requested increase, the aggregate amount of the increases in the Total Revolving Loan Commitment shall not exceed $20,000,000;

(B)     all required third party consents and approvals shall have been obtained;

(C)     there shall be no more than three increases in the Total Revolving Loan Commitment pursuant to this Section 2.01(b);

(D)     prior to the date of any proposed increase, the Total Revolving Loan Commitment shall not have been decreased pursuant to Section 2.03(a);

(E)     each such increase in the Total Revolving Loan Commitment shall be equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(F)     After giving effect to such increase, the Borrower shall be in compliance with each of the financial covenants set forth in Section 5.03 on a pro forma basis;

(G)     no Default shall have occurred and be continuing or shall occur as a result of such increase; and

(H)     the Borrower and the Guarantors shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases in the Total Revolving Loan Commitment (including documents related to real property Collateral (if any), insurance endorsements, new or amended Notes, any related fee letters, documents evidencing the increased Revolving Loan Commitment held by any applicable Lender, any joinder agreements related to a New Lender, reaffirmations of the Guaranty, resolutions regarding the increase in the Total Revolving Loan Commitment and related actions taken by the Borrower and the Guarantors, certified as true and correct by a Responsible Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).

Any request under this Section 2.01(b) shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase (and whether such increase shall be an increase in the Total Revolving Loan Commitment) and be accompanied by a certificate of a Responsible Officer stating that no Event of Default exists or will occur as a result of such increase. If any fees are to be paid or offered in connection with such increase, the Administrative Agent (with the consent of Borrower) may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Revolving Loan Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Revolving Loan Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Revolving Loan Commitment. Only the consent of each Increasing Lender shall be required for an increase in the amount of the Total Revolving Loan Commitment pursuant to this Section 2.01(b)(i). No Lender which elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Lender’s written consent.

(ii)     Each Increasing Lender shall, as soon as practicable after the Borrower has submitted its request under Section 2.01(b)(i), specify the amount of the proposed increase in its Revolving Loan Commitment which it is willing to offer. To the extent the increased Revolving Loan Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, the Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.01(b)(ii) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Total Revolving Loan Commitment. The Borrower shall pay a fee to Wells Fargo or one of its Affiliates solely for the account of Wells Fargo (or such Affiliate) in connection with any such increase as may be agreed to after the Closing Date. The Borrower and Wells Fargo shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Total Revolving Loan Commitment among Increasing Lenders and New Lenders.

(iii)     Each New Lender designated by the Borrower and reasonably acceptable to the Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Revolving Loan Commitments are treated as Revolving Loan Commitments for all purposes under the Credit Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent. Each New Lender shall provide the documentation required by Section 2.11(e).

(iv)     Subject to the foregoing, any increase in the Total Revolving Loan Commitment requested by the Borrower shall be effective as of the date proposed by the Borrower (the “Increase Effective Date”) and shall be in the principal amount equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Revolving Loan Commitments plus (ii) the amount offered by the New Lenders with respect to the Total Revolving Loan Commitment, in either case as adjusted by the Borrower and the Administrative Agent pursuant to the last sentence of Section 2.01(b)(ii).

(v)     On or prior to the Increase Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Lender pro rata in accordance with the Revolving Loan Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.01(b)(ii). Each Lender which is required to reduce the amount of Revolving Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.01(b)(v) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Increasing Lender, New Lender and Decreasing Lender as of the Increase Effective Date shall be held in accordance with each such Lender’s Revolving Proportionate Share (if any) as of such date. Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date). Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the applicable Increasing Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the applicable Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Lenders on the Increase Effective Date.

(vi)     To the extent any of the Revolving Loans acquired by the applicable Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.01(b)(v) above are LIBOR Loans and the Increase Effective Date is not the last day of an Interest Period for such LIBOR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.12 (as if Borrower had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Increase Effective Date).

(c)     Notice of Borrowing. The Borrower shall request each Revolving Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed which specifies, among other things:

(i)     The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of a Revolving Loan Borrowing consisting of Base Rate Loans;

(ii)     Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii)     In the case of a Revolving Loan Borrowing, if the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(f); and

(iv)     In the case of a Revolving Loan Borrowing, the date of the requested Revolving Loan Borrowing, which shall be a Business Day.

For any LIBOR Loan, the Borrower shall give Notice of Borrowing to the Administrative Agent not later than 11:00 a.m. at least (x) one (1) Business Day before the Closing Date for a Revolving Loan Borrowing on the Closing Date and (y) three (3) Business Days before the date of any other requested Revolving Loan Borrowing. Each Notice of Borrowing shall be delivered by facsimile or by e-mail containing a PDF of such signed and completed Notice of Borrowing to the Administrative Agent to the facsimile number or e-mail address, as the case may be and during the hours specified in Section 8.01; provided, however, that if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Borrowing. In the event that the Borrower desires to obtain a Revolving Loan Borrowing consisting of LIBOR Loans on the Closing Date, Borrower must deliver to Administrative Agent a customary LIBOR indemnity letter at least one (1) Business Day prior to the Closing Date. If a LIBOR indemnity letter is not delivered to the Administrative Agent at least one (1) Business Day prior to the Closing Date, any Revolving Loan Borrowing advanced on the Closing Date shall consist of Base Rate Loans.

For a Base Rate Loan, the Borrower shall give Notice of Borrowing to the Administrative Agent not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing. Each Notice of Borrowing shall be delivered by facsimile or by e-mail containing a PDF of such signed and completed Notice of Borrowing to the Administrative Agent to the facsimile number or e-mail address, as the case may be and during the hours specified in Section 8.01; provided, however, that if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Borrowing.

Upon receipt of a Notice of Borrowing, for either a LIBOR Loan or a Base Rate Loan, the Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.

(d)     Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

(i)     During such periods as such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor as set forth in the Pricing Grid; and

(ii)     During such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor as set forth in the Pricing Grid.

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed ten (10) in the aggregate at any time.

(e)     Conversion of Loans. Subject to Section 2.12, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that any such conversion shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.12. The Borrower shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Conversion, which may be delivered by facsimile or e-mail), which specifies, among other things:

(i)     The Revolving Loan Borrowing which is to be converted;

(ii)     The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

(iii)     If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(f), as applicable; and

(iv)     The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan or at least one (1) Business Day before the date of the requested conversion of a LIBOR Loan into a Base Rate Loan. Each Notice of Conversion shall be delivered by facsimile or by e-mail containing a PDF of such signed and completed Notice of Conversion to the Administrative Agent to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Conversion. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion relating to Revolving Loans. For the avoidance of doubt, the provisions of this Section 2.01(e) relate to the conversion of the type of interest rate (LIBOR or Base Rate) applicable to the applicable Loans and do not permit the conversion of a Revolving Loan into any other kind of Loan provided hereunder.

(f)     LIBOR Loan Interest Periods.

(i)     The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans, shall be one (1), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period as to any Revolving Loan Borrowing consisting of LIBOR Loans shall end after the Maturity Date; (D) no LIBOR Loan shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default and (E) no Interest Period for any LIBOR Loan shall end after a Reduction Date unless, after giving effect to such Interest Period, the aggregate principal amount of the Base Rate Loans and LIBOR Loans having Interest Periods ending on or prior to such Reduction Date equals or exceeds the Reduction Amount due on such Reduction Date.

(ii)     The Borrower shall notify the Administrative Agent of the Borrower’s selection of a new Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Interest Period Selection, which may be delivered by facsimile or e-mail), not later than 11:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Interest Period Selection shall be given by facsimile or by e-mail containing a PDF of such signed and completed Notice of Interest Period Selection to the Administrative Agent to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection. If the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(f), such LIBOR Loans shall, so long as no Event of Default has occurred and is continuing, automatically convert to LIBOR Loans with an Interest Period of one month on the last day of the current Interest Period thereof. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing on the last day of an Interest Period for any LIBOR Loan, such LIBOR Loan shall automatically convert to a Base Rate Loan on such day. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans.

(g)     Scheduled Payments.

(i)     Interest – All Loans. The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan Borrowing in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each calendar quarter (commencing June 30, 2016), (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Loans, on the Maturity Date. All interest that is not paid when due shall be due on demand.

(ii)     Scheduled Principal Payments – Revolving Loans and Unreimbursed Amounts. The Borrower shall repay the outstanding principal amount of the Revolving Loans and Unreimbursed Amounts on the Maturity Date. The Borrower shall also make the mandatory prepayments required by Section 2.05(c).

2.02.     Default Rate. Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Section 6.01(a), (f) or (g), at the option of the Required Lenders, from and after the date of such Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder (excluding Obligations in respect of Lender Rate Contracts and Lender Bank Products) at a per annum rate equal to the otherwise applicable interest rate plus four percent (4.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus four percent (4.00%) (the “Default Rate”) payable on demand. Upon the occurrence and during the continuation of an Event of Default described in Section 6.01(a), (f) or (g) until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding amount of all Obligations hereunder at a per annum rate equal to the Default Rate (such Default Rate becoming effective on such date of occurrence of such Event of Default without notice and shall be immediately due and payable without notice or demand). Notwithstanding the foregoing, interest shall not itself bear interest at the Default Rate.

2.03.     Amount Limitations, Commitment Reductions, Etc.

(a)     Optional Reduction or Cancellation of Commitments. The Borrower may, upon three (3) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i)     The Borrower may not reduce the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans then outstanding would exceed the Total Revolving Loan Commitment; and

(ii)     The Borrower may not cancel the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b)     Mandatory and Scheduled Reduction of Commitments.

(i)     The Total Revolving Loan Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Revolving Loans (and, if applicable, Cash Collateralization of the Obligations) pursuant to Section 2.05(c)(ii)-(v) or Section 2.05(d) if the Effective Amount of the Revolving Loans was then equal to the amount of the Total Revolving Loan Commitment (but without regard to the actual usage of the Total Revolving Loan Commitment), such reduction to be effective on the date of the required prepayment.

(ii)     The Total Revolving Loan Commitment shall be automatically and permanently reduced on the last Business Day of each calendar quarter commencing June 30, 2017 (each, a “Reduction Date”) by an amount (“the “Reduction Amount”) equal to (A) the percentage set opposite the applicable period below multiplied by (B) the sum of (x) the Total Revolving Loan Commitment on the Closing Date and (y) the aggregate principal amount of all increases in the Total Revolving Loan Commitment pursuant to Section 2.01(b) as of such Reduction Date:

Period	Quarterly Reduction Percentage
June 30, 2017	5%
September 30, 2017 to and including June 30, 2018	1.875%
September 30, 2018 to and including June 30, 2019	2.50%
September 30, 2019 to and including June 30, 2020	3.125%
September 30, 2020 and thereafter	3.75%

In the case of any reduction in the amount of the Total Revolving Loan Commitment pursuant to Section 2.03(a) or Section 2.03(b)(i), the amount of reduction in the Total Revolving Loan Commitment determined by reference to this Section 2.03(b)(ii) shall not be affected and shall be in addition to any reduction in the amount of the Total Revolving Loan Commitment pursuant to Section 2.03(a) or Section 2.03(b)(i).

(iii)     The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Maturity Date.

(c)     Effect of Revolving Loan Commitment Adjustments. From the effective date of any reduction or increase of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.04(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced or increased. Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Lenders (except as permitted under Section 2.01(b)). Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.03(a) or Section 2.03(b) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with Section 2.09(a)(i).

2.04.     Fees.

(a)     Fee Letter. The Borrower shall pay to the Administrative Agent for its own account, agent’s fees and other compensation in the non-refundable amounts and at the times set forth in the Fee Letter.

(b)     Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders (other than any Defaulting Lender with respect to the period during which it is a Defaulting Lender) as provided in Sections 2.10(a)(iv), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily average Unused Revolving Commitment, for the period beginning on the date of this Agreement and ending on the earlier of the Maturity Date or termination of cancellation of this Agreement in accordance with the terms hereof. The Borrower shall pay the Commitment Fees in arrears on the last Business Day of each calendar quarter (commencing June 30, 2016) and on the Maturity Date (or if the Total Revolving Loan Commitment is cancelled on a date prior to the Maturity Date, on such prior date).

2.05.     Prepayments.

(a)     Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.05(b), a mandatory prepayment required by Section 2.05(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay:

(i)     if a LIBOR Loan is being prepaid under Section 2.05(b) or Section 2.05(c), to the Administrative Agent for the account of the Lender that made such LIBOR Loan all accrued interest to the date of such prepayment on the amount prepaid,

(ii)     if a prepayment is made upon acceleration, to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid, and

(iii)     to such Lender if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.12.

Any prepayment shall be without prejudice to the Borrower’s obligations under any Rate Contract, which shall remain in full force and effect subject to the terms of such Rate Contract (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require the Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

(b)     Optional Prepayments. At its option, the Borrower may, without premium or penalty but subject to Section 2.12 in the case of LIBOR Loans, upon one (1) Business Day’s notice from the Borrower to the Administrative Agent in the case of Base Rate Loans or three (3) Business Days’ notice from the Borrower to the Administrative Agent in the case of LIBOR Loans, prepay the Revolving Loans in any Revolving Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $500,000 or in whole. Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.12. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified prepayment date previously provided) if such condition is not satisfied. Unless an Event of Default has occurred and is continuing, all prepayments under this Section 2.05(b) which are applied to reduce the principal amount of the Loans shall be applied in the manner directed by the Borrower. If the Borrower fails to direct the application of any such prepayments, then such prepayments shall be applied first to the accrued but unpaid interest on and then any principal of the Revolving Loans until paid in full. In each case, to the extent possible, such principal payment shall be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

(c)     Mandatory Prepayments. The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:

(i)     If, at any time, the Effective Amount of all Revolving Loans then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrower shall immediately prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding in an aggregate principal amount equal to such excess.

(ii)     If, at any time after the Closing Date, any Loan Party sells or otherwise disposes of any assets (other than sales permitted under Section 5.02(c) (excluding clause (vi) thereof)), the Borrower shall, not later than five (5) Business Days after the completion of each such sale or other disposition, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.05(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.05(c)(iii) with respect to any sale or other disposition (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing within four (4) Business Days after the time the Net Proceeds from such Relevant Sale are received that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent the acquisition of such replacement assets occurs within 180 days from the date of such Relevant Sale. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 180-day period provided in the preceding sentence shall elapse or an Event of Default shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable), the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.05(c)(iii).

(iii)     If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money (including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness) and the Net Proceeds thereof exceed $100,000 during the term of this Agreement, the Borrower shall, immediately after such issuance or incurrence, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(iv)     If, at any time after the Closing Date, any Loan Party issues or sells any Equity Securities or receives any capital contribution from any other Person (other than through an Exempted Equity Issuance), the Borrower shall, immediately after such issuance or sale, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.05(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Equity Securities.

(v)     Not later than five (5) Business Days after the date of receipt (the “Receipt Date”) by a Loan Party (or the Administrative Agent) of any Net Insurance Proceeds or Net Condemnation Proceeds which, when added to all Net Insurance Proceeds and Net Condemnation Proceeds received by the Loan Parties during the term of this Agreement, exceed $500,000 in the aggregate, the Borrower shall prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.05(d) in an amount equal to such Net Insurance Proceeds or Net Condemnation Proceeds. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.05(c)(v) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if (A) the Borrower advises the Administrative Agent in writing within four (4) Business Days after the related Receipt Date that it or another Loan Party intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds were derived to the extent such repair, restoration or replacement is completed (x) within 180 days after the related Receipt Date or (y) if the applicable Loan Party enters into a binding commitment within 180 days after the related Receipt Date, within 270 days after the related Receipt Date and (B) the Net Insurance Proceeds or Net Condemnation Proceeds are sufficient to defray the entire cost of such repair, restoration or replacement or if not, the Borrower has deposited with the Administrative Agent good funds equal to the difference between the cost of such repair, restoration or replacement and the amount of Net Insurance Proceeds or Net Condemnation Proceeds deposited with the Administrative Agent, and such funds and proceeds will be held by the Administrative Agent and disbursed under procedures established by the Administrative Agent in good faith. If, at any time after the occurrence of a Receipt Date and prior to the completion of the corresponding repair, restoration or replacement, the applicable 180-day period or 270-day period provided in the preceding sentence shall elapse without the completion of the related repair, restoration or replacement, or the Borrower shall fail to provide and deposit the funds and proceeds required under clause (B) above, or an Event of Default shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.05(c)(v). If the Borrower has provided the written notice contemplated by the prior sentence, then until such Net Insurance Proceeds or Net Condemnation Proceeds are needed to pay for the related repair, restoration or replacement such proceeds shall be held by the Administrative Agent as Collateral. No right to apply proceeds to repair, restoration or replacement shall exist if any such repair, restoration or replacement cannot reasonably be completed prior to 180 days before the Maturity Date.

(vi)     The Borrower shall deliver to the Administrative Agent, at the time of each prepayment (or Cash Collateralization, as applicable) required under this Section 2.05(c), (A) a certificate signed by the chief financial officer or vice president of finance of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment (or Cash Collateralization, as applicable) and (B) to the extent practicable, at least three days prior written notice of such prepayment (or Cash Collateralization, as applicable). Each notice of prepayment (or Cash Collateralization, as applicable) shall specify the prepayment (or Cash Collateralization, as applicable) date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid (or Cash Collateralized, as applicable) was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) and/or deliver additional Cash Collateral in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer or vice president of finance of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(d)     Application of Loan Prepayments. All prepayments required under Sections 2.05(c)(iii)-(v) shall be applied: (A) first, to prepay the Revolving Loans to the extent Revolving Loans are then outstanding. Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

2.06.     Other Payment Terms.

(a)     Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or offset. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

(b)     Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)     Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans. The proceeds of the Collateral will be applied as set forth in Section 6.02.

(d)     Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.06(d) shall be conclusive absent manifest error.

2.07.     Loan Accounts; Notes.

(a)     Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.07(b). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b)     Notes. Each Lender’s Revolving Loans shall be evidenced by a promissory note substantially in the form of Exhibit D (individually, a “Note”) which note shall be (i) payable to such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note continuations of the schedule attached thereto as necessary. If, because any Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be substantially in the form of Exhibit D, mutatis mutandis to reflect such division, and shall be (w) payable to such Lender, (x) in the amount of such Lender’s Revolving Loan Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Note.

2.08.     Loan Funding.

(a)     Lender Funding and Disbursement to the Borrower. Each Lender shall, before 11:00 a.m. on the date of each Revolving Loan Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Revolving Loan Borrowing consists of the initial Loans, Section 3.01), the Administrative Agent shall, subject to Section 5.01(f), promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by (i) crediting the Designated Deposit Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(b)     Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Loan Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with Section 2.08(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of its such Lender’s Revolving Proportionate Share of any Revolving Loan Borrowing available to the Administrative Agent on or prior to the date of such Revolving Loan Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Revolving Loan Borrowing until such amount is paid to the Administrative Agent at per annum rates equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.08(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Revolving Proportionate Share of any Revolving Loan Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Revolving Loan Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Revolving Loan Borrowing.

(c)     Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Revolving Loan Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Revolving Loan Borrowing, but, no Lender shall be obligated in any way to make any Loan which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Revolving Loan Borrowing or to fund any participation required to be funded by such other Lender.

2.09.     Pro Rata Treatment.

(a)     Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein (including the application of funds provided for under Section 2.15(a)(ii) arising from the existence of a Defaulting Lender and the termination of the unused Revolving Loan Commitment of a Defaulting Lender provided for under Section 2.15(a)(iv)):

(i)     Each Revolving Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii)     Each payment of interest on Loans in any Revolving Loan Borrowing shall be shared among the Lenders which hold the Loans in such Revolving Loan Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans of such Lenders and (B) the dates on which such Loans became owing to such Lenders;

(iii)     Each payment of Commitment Fees  shall be shared among the Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(iv)     Each payment of interest (other than interest on Loans or interest in respect of Lender Rate Contracts or Lender Bank Products) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent;

(v)     Each payment of any fees due in connection with any amendment hereto or any waiver of or forbearance from any Event of Default existing hereunder shall be shared among those Lenders consenting to such amendment, waiver or forbearance or as otherwise agreed to by such Lenders; and

(vi)     All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b)     Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, offset, or otherwise) on account of the Loans made by it, in excess of its ratable share of payments on account of the Loans, such Lender shall forthwith purchase from the other Lenders such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.09(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff or offset) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Notwithstanding the foregoing, the provisions of this Section 2.09(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and applied in accordance with the express terms of this Agreement (including the application of funds provided for under Section 2.15(a)(ii) arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any Affiliate of a Loan Party (as to which the provisions of this Section 2.09(b) shall apply).

2.10.     Change of Circumstances.

(a)     Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan, as the case may be, does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Base Rate Loans, unless such suspension has then ended.

(b)     Illegality. If any Change of Law shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change of Law. Upon receipt of such notice, (i) the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(e), convert any such then outstanding LIBOR Loans of such Lender into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.12. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.

(c)     Increased Costs. If any Change of Law shall:

(i)     Impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate); or

(ii)     Subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     Impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or any such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Administrative Agent, or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered. The obligations of the Borrower under this Section 2.10(c) shall survive the payment and performance of the Obligations and the termination of this Agreement. A certificate setting forth in reasonable detail the amount of such increased or reduced amount submitted by such Lender to Borrower shall be conclusive absent manifest error.

(d)     Capital Requirements. If any Lender determines that any Change of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitment of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The obligations of the Borrower under this Section 2.10(d) shall survive the payment and performance of the Obligations and the termination of this Agreement. A certificate setting forth in reasonable detail the amount of such increased or reduced amount submitted by such Lender to Borrower shall be conclusive absent manifest error.

Taxes on Payments.

(a)     Defined Terms. For purposes of this Section Taxes on Payments, the term “applicable law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, the applicable Loan Party shall deliver to the Administrative Agent one of the following: (x) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, (y) a copy of the return reporting such payment or (z) other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.05 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)     Status of Lenders.

(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed copies of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party’s obligations under this Section Taxes on Payments shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.12.     Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) fail to convert any Revolving Loans into LIBOR Loans in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (d) fail to continue a LIBOR Loan for which a Notice of Interest Period Selection has been delivered to the Administrative Agent, the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee, failure to convert fee or failure to continue fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London interbank eurodollar currency market), equal to the sum of:

(a)     $250; plus

(b)     the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(c)     all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.12 shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section 2.12 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.13.     Security.

(a)     Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents. All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents (or, in the case of any Mortgage, the obligations described in such Mortgage and subject to any limitation specifically set forth therein). So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract and Lender Bank Product shall be secured by the Lien of the Security Documents with the priority set forth in Section 6.02.

(b)     Further Assurances. The Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and Lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) as the Administrative Agent may request to:

(i)     grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Lender Parties, in any or all present and future property of the Borrower and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and

(ii)     otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Lender Parties, pursuant to the Security Documents.

The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.14.

2.14.     Lender Mitigation; Replacement of the Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10(c), or requires the Borrower to pay any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10(c) or Section 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If (i) any Lender requests compensation under Section 2.10(c) or Section 2.10(d), (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a) or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.05), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10(c), Section 2.10(d) or Section 2.11) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.05;

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 2.12(c) or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     such assignment does not conflict with applicable law; and

(v)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.15.     Defaulting Lenders.

(a)     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, modification, supplement, extension, termination, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of Required Lenders and in the paragraph immediately following subsection (f) of Section 8.04.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.02 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made, such payment shall be applied solely to pay the Loans of, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans until such time as all Loans are held by the Lenders pro rata in accordance with their Proportionate Shares. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Certain Fees.

(A)     Any Defaulting Lender shall not be entitled to receive any Commitment Fee under Section 2.04(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)     Termination of Revolving Loan Commitment. The Borrower may terminate the unused amount of the Revolving Loan Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of clause (ii) above will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender..

(b)     Defaulting Lender Cure. If the Borrower, the Administrative Agent agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with their Revolving Proportionate Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

2.16.     Authority to Charge Account. From and after the date the Borrower has opened the Designated Deposit Account, the Borrower may elect in writing to authorize the Administrative Agent to charge the Designated Deposit Account for the payment of principal, interest, fees and other charges payable by the Borrower under the Credit Documents in such amounts as directed by such written authorization. The Borrower may terminate such authorization at any time in its sole discretion. The Administrative Agent shall promptly notify the Borrower of all such charges to the Designated Deposit Account, which notice may be given before or after such charges are made. Nothing herein shall (a) obligate the Administrative Agent to charge any such account in this manner or to charge any account at a time when there are not sufficient good funds in such account or (b) excuse the Borrower from paying such amounts as and when due even if there are not sufficient good funds in such account.

ARTICLE III. CONDITIONS PRECEDENT.

3.01.     Initial Conditions Precedent. The Closing Date and the obligations of the Lenders to make the Loans comprising the initial Revolving Loan Borrowing are subject to the satisfaction or waiver of the conditions set forth on Schedule 3.01.

3.02.     Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Revolving Loan Borrowings) is subject to the further conditions that:

(a)     The Borrower shall have delivered to the Administrative Agent the Notice of Borrowing for such Credit Event in accordance with this Agreement; and

(b)     On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i)     The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);

(ii)     No Default has occurred and is continuing or will result from such Credit Event; and

(iii)     No material adverse change in the business, operations, condition (financial or otherwise), assets, properties, liabilities (whether actual or contingent) or prospects of (A) the Loan Parties, taken as a whole, (B) the Borrower or (C) Parent has occurred since December 31, 2015.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

4.01.     Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as follows and agrees that each of such representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations and shall apply anew to each Revolving Loan Borrowing hereunder.

(a)     Due Incorporation, Qualification, etc. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)     Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c)     Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)     Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of Loan proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party (including, without limitation, all Gaming Laws); (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to this Agreement or the other Credit Documents), (iv) result in a revocation, termination or other material restriction on any Governmental Authorizations material to the business, operations or properties of the Loan Parties, or (v) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject.

(e)     Approvals.

(i)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of the Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents (or any documents executed in connection therewith) executed by any Loan Party or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect, except as provided in Nevada Gaming Commission regulation 8.130.

(ii)     All Governmental Authorizations required for the activities and operations of the Loan Parties (including gaming operations, as applicable) and the ownership of all property owned, operated or leased by the Loan Parties have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization or License, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii)     No Governmental Authorization is required for either (x) the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document or (y) subject to applicable Gaming Laws, the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f)     No Violation or Default. No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person (including Gaming Laws, Regulations T, U, and X, the Investment Company Act and the Anti-Terrorism Laws) or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, could result in such a violation or default), where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

(g)     Litigation. Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or to Borrower’s knowledge, investigations are pending or threatened against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby or any documents executed in connection therewith.

(h)     Real Property, Etc.

(i)     All real property owned or leased by the Loan Parties is described) in Schedule 4.01(h) (as supplemented from time to time by the Borrower in a notice delivered pursuant to Section 5.01(a)(ix)). The Loan Parties own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements of the Loan Parties delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by the Loan Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such assets and properties are subject to no Lien, except for Permitted Liens. Each of the Loan Parties has complied in all material respects with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases. The real properties owned by the Loan Parties are taxed separately and do not include any other property, and for all purposes the real properties may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(ii)     The Borrower conducts, in the ordinary course of business, for itself and the other Loan Parties, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or to Borrower’s knowledge is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect. Each Loan Party’s use and operation of its business properties are in compliance with all applicable Governmental Rules, including all applicable land use and zoning laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

(i)     Financial Statements. The Financial Statements of the Loan Parties which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the Borrower, as applicable, which have been maintained in accordance with good business practice; (ii) except as indicated in the accountant’s report, have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Loan Parties as of the date thereof and for the period covered thereby. None of the Loan Parties has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the Financial Statements of the Loan Parties furnished to the Administrative Agent and the Lenders pursuant to item (d)(i) of Schedule 3.01, or in the Financial Statements delivered to the Administrative Agent pursuant to Section 5.01(a)

(j)     Creation, Perfection and Priority of Liens; Equity Securities.

(i)     The execution and delivery of the Security Documents by the Loan Parties party thereto, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, and as of the date delivered, the recording of any mortgages or deeds of trust delivered to the Administrative Agent for recording (but not yet recorded), are effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral existing as of the date of such execution and delivery (subject only to Permitted Liens).

(ii)     All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment. All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(iii)     Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the respective Loan Party’s right, title and interest in and to the real property subject thereto and proceeds thereof, and, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such real property and proceeds thereof, as security for the Obligations or the obligations of a Guarantor under the Credit Documents (as applicable), in each case prior and superior in right to any other Person (except with respect to Permitted Liens).

(k)     ERISA. Except as set forth on Schedule 4.01(k):

(i)     Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, no such Pension Plan has any Unfunded Pension Liabilities. Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA or similar state law.

(ii)     Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Employee Benefit Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Employee Benefit Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.

(iii)     No Loan Party or ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan. No Loan Party or ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. No Loan Party or ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv)     No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could reasonably be expected to have a Material Adverse Effect.

(l)     Margin Stock; Other Regulations. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Loan Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Loan Party is represented by Margin Stock, and no proceeds of any Loan will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock. No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(m)     Trademarks, Patents, Copyrights and Licenses. The Loan Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Loan Parties each conduct their respective businesses without infringement or, to the Borrower’s knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Loan Party), except where such infringement or claim of infringement could not have a Material Adverse Effect. There is no infringement or, to the Borrower’s knowledge, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Loan Parties. Each of the patents, trademarks, trade names, service marks and copyrights owned by any Loan Party which is registered with any Governmental Authority is set forth on the schedules to the Security Agreement.

(n)     Governmental Charges. The Loan Parties have timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns which are required to be filed by them. The Tax Returns accurately reflected all liabilities for Taxes of the Loan Parties for the periods covered thereby. The Loan Parties have paid, or made provision for the payment of, all Taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established. All Taxes which any Loan Party was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges other than filing an extension for the filing of Parent’s Form 1065 for the year ended 2015.

(o)     Subsidiaries, Etc. Schedule 4.01(o) (as supplemented by the Borrower in a notice delivered pursuant to Section 5.01(a)(vii)) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party. Except as set forth on Schedule 4.01(o) (as supplemented as set forth above), none of the Loan Parties currently has any Subsidiaries. All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims. Each of the Subsidiaries of each Loan Party is organized under the laws of the United States or any state thereof.

(p)     Solvency, Etc. Each of the Loan Parties is Solvent (before and after giving effect to any transactions on each date this representation is made or deemed made).

(q)     Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could have a Material Adverse Effect.

(r)     No Material Adverse Effect. Since December 31, 2015, no event has occurred and no condition exists which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s)     Accuracy of Information Furnished; Material Documents.

(i)     The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, including but not limited to, Section 5.01(a)(v), have been prepared on a basis consistent with the historical Financial Statements described above, except as described therein, have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ good faith and reasonable estimates of the future performance of the Loan Parties, and the Borrower has no reason to believe that such estimates and assumptions are not reasonable. Notwithstanding the foregoing, it is understood and agreed that (A) any financial or business projections furnished by the Loan Parties are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the result in any such projection will be realized and (C) the actual results may differ from the projections and such differences may be material.

(ii)     The copies of the Material Documents which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date, and no amendments or modifications have been made to the Material Documents, except as set forth by documents delivered to the Administrative Agent in accordance with Section 3.01 or otherwise as permitted by Section 5.02(m). None of the Material Documents has been terminated and each of the Material Documents is in full force and effect. None of the Loan Parties is in default in the observance or performance of any of its material obligations under the Material Documents and each Loan Party has taken all action required to be taken as of the Closing Date to keep unimpaired its rights thereunder.

(t)     Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by any Loan Party, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by the Administrative Agent and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(u)     Policies of Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. Schedule 4.01(u) sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the Closing Date. Such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder. The parties hereto agree that the insurance coverage specified on Schedule 4.01(u) satisfies the requirements of this Section 4.01(u) and Section 5.01(d) on the Closing Date.

(v)     Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.01(v), no Loan Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of any Loan Party, except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances. No Loan Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which could not reasonably be expected to have a Material Adverse Effect.

(w)     Sanctions, Anti-Terrorism and Anti-Corruption.

(i)     Each Covered Entity (A) is not and will not become a Designated Person; (B) is not and will not become controlled by a Designated Person; (C) has not received and will not receive funds or other Property from a Designated Person; and (D) is not and will not become in breach of, and is not the subject of any action or to the knowledge of Borrower, investigation under, any Anti-Terrorism Law. Each Covered Entity does not knowingly engage and will not knowingly engage in any dealings or transactions, and is not and will not be otherwise associated, with any Designated Person. Each Covered Entity has taken commercially reasonable measures to ensure compliance with the Anti-Corruption Laws and Anti-Terrorism Laws including the requirements that (1) no Person who owns any direct or indirect interest in such Covered Entity is a Designated Person, (2) funds invested directly or indirectly in such Covered Entity are derived from legal sources, (3) no Covered Entity is the subject of any Sanctions and (4) no Covered Entity is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(ii)     No portion of the proceeds of any Loan or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will (A) be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including the U.S. Foreign Corrupt Practices Act of 1977 (collectively, with such Governmental Rules, “Anti-Corruption Laws”), as amended or (B) be used to violate any Anti-Terrorism Law.

(x)     No Burdensome Restrictions. No Requirement of Law could reasonably be expected to have a Material Adverse Effect.

(y)     Flood Hazard Insurance. With respect to each parcel of real property subject to a Mortgage, the Administrative Agent has received (a) such flood hazard certifications and searches, and, if such parcel is located in a special flood hazard area, copies of effective flood hazard insurance policies reasonably satisfactory to the Administrative Agent, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of such real property into or out of a special flood hazard area.

(z)     Participation Agreement. All obligations of the Borrower under the Participation Agreement dated as of August 7, 2007 entered into with Clark County, Nevada have been paid in full and the Borrower has no commitment to advance further amounts thereunder.

4.02.     Reaffirmation. The Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article IV on and as of the date of each Credit Event, except for representations and warranties expressly made as of a specified date, which shall be true as of such date.

ARTICLE V. COVENANTS.

5.01.     Affirmative Covenants. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), or any portion of any Revolving Loan Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing.

(a)     Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall reasonably request:

(i)     As soon as available and in no event later than sixty (60) days after the last day of each fiscal quarter, copies of the Financial Statements of the Loan Parties (prepared on a consolidated and consolidating basis) for such fiscal month or fiscal quarter, as applicable, and for the fiscal year to date, certified by the president, chief executive officer, chief operating officer, chief financial officer or vice president of finance of the Borrower to present fairly in all material respects the financial condition, results of operations, cash flows and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), which Financial Statements shall be accompanied by a management discussion and analysis from management of the Borrower which discusses results;

(ii)     As soon as available and in no event later than one hundred (100) days after the close of each fiscal year, copies of the consolidated and consolidating Financial Statements of the Loan Parties for such year, audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing or otherwise reasonably acceptable to Administrative Agent, which Financial Statements shall be accompanied by a management discussion and analysis from management of the Borrower which discusses results and copies of the unqualified opinion of such accountants and, to the extent delivered to the Loan Parties, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;

(iii)     Contemporaneously with the Financial Statements for each fiscal quarter and each fiscal year end required by the foregoing clauses (i) and (ii), a compliance certificate of the president, chief executive officer, chief operating officer, chief financial officer or vice president of finance of the Borrower in substantially the form of Exhibit G (a “Compliance Certificate”);

(iv)     As soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) any actual litigation, suits, claims, disputes or investigations against any Loan Party involving potential monetary damages payable by any Loan Party of $250,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could have a Material Adverse Effect, including (I) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party; or (II) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental Authority; or (D) the occurrence of any action by any Governmental Authority that results in the suspension or revocation of any License of any Loan Party, the statement of a Responsible Officer of the Borrower setting forth details of such event, condition, Default or default and the action which the Borrower proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(iv) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(v)     As soon as available, and in any event not later than fifteen (15) Business Days prior to the commencement of each fiscal year, the budget and projected financial statements of the Loan Parties for such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include projected Capital Expenditures and quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement;

(vi)     As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.05(c), a statement of the president, chief executive officer, chief operating officer, chief financial officer or vice president of finance of the Borrower setting forth the details thereof;

(vii)     As soon as possible and in no event later than ten (10) days prior thereto, written notice of the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of any existing Loan Party;

(viii)     As soon as possible and in no event later than five (5) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any liability of a Loan Party for Environmental Damages;

(ix)     As soon as possible and in no event later than sixty (60) days prior to the acquisition by any Loan Party of any leasehold or ownership interest in real property, a written supplement to Schedule 4.01(h);

(x)     Without derogation of the Borrower’s obligation under Section 5.02(k), as soon as possible and in no event later than five (5) Business Days after the effectiveness thereof, any material change in accounting policies of or financial reporting practices by the Loan Parties;

(xi)     As soon as possible and in no event later than five (5) Business Days after the receipt thereof by the Borrower, a copy of any material notice, summons, citation or other written communications concerning the revocation, failure to renew or suspension of any gaming or gambling license or other material operating license or material permit of any Loan Party; and

(xii)     Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a)(i) or Section 5.01(a)(ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (the “Borrower Materials”) by posting the Borrower Materials on one or more Platforms. All Borrower Materials (other than those filed with the SEC) shall be confidential information and shall not be disclosed by Administrative Agent or Lenders. Upon request, Borrower may consent in writing to the posting of identified Borrower Materials as public information, for such Lenders that are “public-side” Lenders (i.e. Lenders that do not wish to receive non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). In such event Borrower will (w) as to the consented to Borrower Material that may be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state security laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. The marking of any Borrower Material as “PUBLIC” shall be at the sole and absolute discretion of Borrower.

(b)     Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)     Inspections. Subject to any applicable Gaming Laws restricting such actions, the Loan Parties shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours so long as no Default shall have occurred and be continuing and otherwise at any time as the Administrative Agent and any Lender may determine with or without prior notice to the Borrower, to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times (during normal business hours) and intervals as the Administrative Agent or any Lender may request, all at the Borrower’s expense; provided that the Borrower shall be responsible for such expenses not more than once per calendar year unless an Event of Default has occurred and is continuing.

(d)     Insurance. The Loan Parties shall:

(i)     Carry and maintain insurance (A) the insurance coverage specified on Schedule 5.01(d), (B) to the extent not already included on Schedule 5.01(d), insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as the Loan Parties and operating in the same or similarly situated geographic area, and the Borrower shall deliver evidence of insurance complying with the requirements of this Section 5.01(d), in each case for the business and properties of the Borrower and that such policies state that such insurance shall not be cancelled or revised in any material manner without 30 days prior written notice by the insurer to the Administrative Agent and (C) insurance required by any Mortgage.

(ii)     Furnish to any Lender, upon written request, full information as to the insurance carried;

(iii)     Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is satisfactory to the Administrative Agent; and

(iv)     Obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form 438BFU or equivalent) naming the Administrative Agent and the Lenders as additional insureds and naming the Administrative Agent as lender’s loss payee and including lender’s loss payable endorsements;

provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

Without limiting the foregoing, each Loan Party shall maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 (“Flood Act”) or as otherwise required by the Administrative Agent (but at a minimum as required by the Flood Act), (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area. The parties hereto agree that the insurance coverage specified on Schedule 4.01(u) satisfies the requirements of this Section 5.01(d) and Section 4.01(u) as of the Closing Date.

(e)     Governmental Charges and Other Indebtedness. Each Loan Party shall promptly pay and discharge when due (i) all Taxes and other Governmental Charges, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could be reasonably likely to have a Material Adverse Effect, except such Taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.

(f)     Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans to (i) refinance certain existing Indebtedness of the Borrower, (ii) pay fees, commissions and expenses incurred in connection with the this Agreement, and (iii) for the ongoing working capital and other general business purposes of the Borrower. No part of the proceeds of any Loan or any other extension of credit hereunder shall be used, whether directly or indirectly, (A) to purchase, acquire or carry any Margin Stock, or (B) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U, and X, (C) to fund any Distributions or any portion thereof, (D) for payment to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Anti-Corruption Laws, (E) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Designated Person, or (F) in any manner that would result in the violation of any Anti-Terrorism Laws applicable to any Loan Party.

(g)     General Business Operations. Each of the Loan Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, permits, Licenses (including all gaming, horse racing and video lottery licenses and permits), leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Gaming Laws and all other Requirements of Law and Contractual Obligations applicable to such Person, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iv) subject to Borrower’s commercially reasonable judgment, maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, Licenses, and leases and (v) conduct its business in an orderly manner without voluntary interruption except where any failure could not reasonably be expected to have a Material Adverse Effect. No Loan Party shall change its jurisdiction of formation.

(h)     Compliance with Laws. Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws, ERISA, Anti-Terrorism Laws and Anti-Corruption Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)     New Subsidiaries. The Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days, after the formation of or as of the date of the acquisition of any Subsidiary by any Loan Party, (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii)), (B) cause such Subsidiary to execute and deliver or otherwise become a party to the Guaranty, the Security Agreement and each other applicable Security Document, in each case in accordance with the terms thereof, (C) deliver (or cause the appropriate Person to deliver) to the Administrative Agent all stock certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank, (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each such Subsidiary) required by law or requested by the Administrative Agent or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent, (F) deliver (or cause the appropriate Person to deliver) the Organizational Documents, certificates, resolutions and other documents that would have been required of such Subsidiary under clause (b) of Schedule 3.01 if such Subsidiary had been the Borrower on the Closing Date and (G) if requested by the Administrative Agent, deliver an opinion of counsel in form and substance satisfactory to the Administrative Agent with respect to each new Guarantor, the pledge of the Equity Securities of each Subsidiary, and the other matters set forth in this Section 5.01(i).

(j)     Appraisals. During the existence of an Event of Default or upon the written request of any Lender acting pursuant to any Requirement of Law, the Borrower agrees that the Administrative Agent may, at the expense of the Borrower, commission an appraisal of any property (i) to which any Loan Party holds legal title and (ii) which is encumbered by any Security Document.

(k)     Additional Collateral. If at any time from and after the Closing Date, any Loan Party acquires any fee or leasehold interest in real property, such Loan Party shall promptly deliver to the Administrative Agent, at its own expense, all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including any appraisals, surveys and environmental reports) to assist the Administrative Agent in obtaining deeds of trust or mortgages on such fee or leasehold interest in such real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance satisfactory to the Administrative Agent, in an amount equal to the principal amount of the Total Revolving Loan Commitment insuring the Administrative Agent’s Lien on such additional real property Collateral to be of first priority, subject only to such exceptions as the Administrative Agent shall approve in its discretion, with all costs thereof to be paid by such Loan Party.

(l)     Continual Operation. The Borrower shall continuously operate the Resort in the manner operated as of the Closing Date (or as contemplated on the Closing Date to be operated), in each case in compliance with all applicable Requirements of Law in all material respects, except the Borrower may add or cease to operate any ancillary amenity in its commercially reasonable judgment.

(m)     Accounts. Promptly (and in no event later than 60 days) after the Closing Date, the Borrower shall use best efforts to cause forms of Control Agreements to be negotiated and agreed to by each applicable party thereto.

5.02.     Negative Covenants. So long as any Loan or any other Obligation remains unpaid or unperformed (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), or any portion of any Revolving Loan Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties or Loan Parties, as applicable, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing.

(a)     Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness or engage in any off-balance sheet finance transaction or other similar transaction except for the following (“Permitted Indebtedness”):

(i)     Indebtedness of the Loan Parties under the Credit Documents;

(ii)     Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this Section 5.02(a)(ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, (B) the final maturity date and weighted average life of such refinancing shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing and (C) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;

(iii)     Indebtedness of the Loan Parties under (x) Lender Rate Contracts and (y) other Rate Contracts entered into in the ordinary course of business with respect to Indebtedness permitted by the other provisions of this Section 5.02(a); provided that (A) all such other Rate Contracts are entered into in connection with bona fide hedging operations and not for speculation, (B) the aggregate notional principal amount under all such other Rate Contracts does not exceed the principal amount of the Indebtedness to which such other Rate Contracts relate and (C) such other Rate Contracts are permitted under Section 5.02(l);

(iv)     Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));

(v)     Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;

(vi)     Indebtedness owing to any other Loan Parties; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);

(vii)     purchase money Indebtedness and Capital Lease obligations in an aggregate principal amount not to exceed $750,000 at any one time outstanding; and

(viii)     Other unsecured Indebtedness in an aggregate principal amount not to exceed $750,000 at any one time outstanding.

(b)     Liens. No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its Property, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)     Liens in favor of the Administrative Agent or any Lender securing the Obligations and Negative Pledges under the Credit Documents;

(ii)     Liens listed in Schedule 5.02(b) and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of Property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);

(iii)     Liens for Taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(iv)     statutory Liens, possessory liens of carriers and warehousemen, materialmen Liens, mechanic’s Liens and landlord Liens, in each case arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no Property of any Loan Party is subject to a material impending risk of loss or forfeiture;

(v)     Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; and

(vi)     Purchase money Liens and associated Negative Pledges incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(vii);

(vii)     Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in Section 5.02(b)(ii) above; provided that any extension, renewal or replacement Lien (A) is limited to the Property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien;

(viii)     leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;

(ix)     easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(x)     Liens on the real property subject to any of the Mortgages identified in each ALTA title policy received by the Administrative Agent (in form and substance satisfactory to the Administrative Agent ) relating to such real property;

(xi)     deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;

(xii)     bankers liens and rights of setoff or offset with respect to customary depository arrangements entered into in the ordinary course of business; and

(xiii)     Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party;

provided, however, that the foregoing exceptions shall not permit any Lien on any Equity Securities issued by any Loan Party (other than Parent), except for Liens in favor of the Administrative Agent securing the Obligations (or any guaranty thereof) pursuant to (and to the extent set forth in) the Security Documents.

(c)     Asset Dispositions. No Loan Party shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its Property, whether now owned or hereafter acquired, except for the following:

(i)     sales and leases by the Loan Parties of inventory and equipment in the ordinary course of their businesses;

(ii)     sales by the Loan Parties of any materially damaged, worn-out or obsolete equipment in the ordinary course of their businesses;

(iii)     sales or other dispositions by any Loan Party of Investments permitted by Section 5.02(e)(ii) for not less than fair market value; provided that no Default shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;

(iv)     sales or other dispositions of assets and property (A) by the Borrower to any Guarantor (other than Parent), (B) by any Guarantor to the Borrower or (C) by any Guarantor to another Guarantor (other than Parent); provided that the terms of any such sales or other dispositions by or to the Borrower are on terms which are no less favorable to the Borrower than would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length;

(v)     transfers permitted by Section 5.02(b), Section 5.02(d), Section 5.02(e), Section 5.02(f), Section 5.02(s) and Section 5.02(l); and

(vi)     sales or other dispositions of assets or property so long as (A) no Default or Event of Default exists or shall result therefrom, (B) the Loan Parties receive consideration at the time of the asset sale at least equal to the fair market value of the assets sold or otherwise disposed of, and at least 75% of the consideration received in the asset sale by the Loan Parties is in the form of cash or Cash Equivalents and (C) the aggregate fair market value of all Property disposed of in reliance on this clause (vi) shall not exceed $2,500,000 in any fiscal year; provided that all such amounts are applied in accordance with Section 2.05(c);

provided that nothing herein shall be construed to permit the sale, conveyance, transfer or other disposition of any Equity Securities of any Loan Party (other than (x) Parent or (y) the creation of a Lien thereon in favor of the Administrative Agent pursuant to (and to the extent set forth in) the Security Documents).

(d)     Mergers, Acquisitions, Etc. No Loan Party shall reorganize, recapitalize or consolidate with or merge into any other Person or permit any other Person to merge into it, or liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve, or acquire any Person as a new Subsidiary or acquire all or substantially all of the assets, or any identifiable business unit or division, of any other Person, except that the Borrower and the other Loan Parties may merge with each other; provided that (x) no Default shall have occurred and be continuing or would result after giving effect to any such merger and (y) in any such merger involving the Borrower and another Loan Party, the Borrower is the surviving Person.

(e)     Investments. None of the Loan Parties shall make any Investment except for Investments in the following:

(i)     Investments by the Loan Parties in deposit accounts, securities accounts or commodity accounts, cash and Cash Equivalents, provided that any such Investments of any Loan Party are, to the extent required by Section 5.02(q) below, subject to a Control Agreement;

(ii)     Investments listed in Schedule 5.02(e) existing on the date of this Agreement;

(iii)     Investments by the Loan Parties in each other; provided that any such Investments shall be evidenced by one or more Pledged Intercompany Notes subject to a first perfected security interest in favor of the Administrative Agent and in the Administrative Agent’s possession;

(iv)     Investments consisting of loans to employees, officers and directors in the ordinary course of business in an aggregate amount not exceeding $250,000 at any one time outstanding;

(v)     extensions of trade credit in the ordinary course of business to customers of the Loan Parties;

(vi)     Investments received in connection with the settlement of a bona fide dispute with another Person after making reasonable efforts to collect cash in respect thereof; and

(vii)     other Investments not exceeding $2,000,000 in the aggregate.

(f)     Dividends, Redemptions, Etc. No Loan Party shall make any Distributions or set apart any sum for any such purpose except as follows:

(i)     so long as no Default has occurred and is continuing, Parent may declare and make other Distributions with respect to its Equity Securities payable solely in shares of Equity Securities (other than Disqualified Securities);

(ii)     any Subsidiary of the Borrower may make Distributions to the Borrower or any intervening Subsidiary; and

(iii)     additional Distributions so long as, in each case, no Default has occurred or would result therefrom and the Pro Forma Fixed Charge Coverage Ratio would be no less than the minimum Fixed Charge Coverage Ratio required under Section 5.03(c) after giving effect to such Distribution.

(g)     Change in Business. No Loan Party shall engage, either directly or indirectly through Affiliates, in any business different from the business of the Borrower and Parent as of the Closing Date and any business complementary thereto.

(h)     Payments of Indebtedness, Etc. No Loan Party shall prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any Indebtedness (other than the Obligations) or lease obligations of any Loan Party; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Indebtedness of any Loan Party prior to the date when due or otherwise to provide for the defeasance of any such Indebtedness other than, so long as in each case no Default has occurred or would result therefrom, prepayments up to $500,000 in the aggregate during the term of this Agreement.

(i)     ERISA.

(i)     No Loan Party or any ERISA Affiliate shall (A) adopt or institute any Employee Benefit Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the Code or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the Code or Part 6 of Title I(B) of ERISA or any similar applicable state law; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the Code where singly or cumulatively could reasonably be expected to have a Material Adverse Effect.

(ii)     No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan where singly or cumulatively could reasonably be expected to have a Material Adverse Effect.

(j)     Transactions with Affiliates. No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party) except:

(i)     upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons;

(ii)     any Distribution permitted by Section 5.02(f) hereof; and

(iii)     the payment of reasonable fees to directors of the Loan Parties.

(k)     Accounting Changes. No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices or principles except as required by GAAP.

(l)     Rate Contracts. No Loan Party shall enter into any Rate Contract, except (i) Rate Contracts entered into to hedge or mitigate risks to which such Loan Party has actual exposure (other than those in respect of Equity Securities of any Loan Party), and (ii) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Loan Party.

(m)     Amendment of Material Documents. No Loan Party shall agree to amend, modify, supplement or replace any Material Document or any document executed and delivered in connection therewith, in each case in a manner which could reasonably be expected to adversely affect the interests of any Loan Party, the Administrative Agent or the Lenders.

(n)     Restrictive Agreements. No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of assets from any Loan Party to another Loan Party except pursuant to a request by a Governmental Authority.

(o)     Joint Ventures; Foreign Subsidiaries. No Loan Party shall (i) enter into or maintain any interest in any Joint Venture or (ii) form or acquire any Subsidiary or take any other action that would result in any Loan Party being organized or domiciled under the law of any jurisdiction outside the United States.

(p)     Sales and Leaseback; Off-Balance Sheet Financing. No Loan Party shall engage except as may be reasonably approved by the Administrative Agent in (i) any Sale and Leaseback transaction with respect to any of its Property of any character, whether now owned or hereafter acquired or (ii) any off-balance sheet financing or similar transaction.

(q)     Accounts. From and after the six month anniversary of the Closing Date (as such date may be extended by the Administrative Agent in its reasonable discretion), no Loan Party shall fail to (x) deliver to the Administrative Agent a fully executed Control Agreement with respect to each of its deposit, securities and commodity accounts or (y) within 30 days after opening or acquiring a new deposit, securities or commodity account, deliver to the Administrative Agent a Control Agreement with respect to such account; provided that the foregoing requirement to deliver Control Agreements shall not apply to any deposit account maintained with Wells Fargo.

(r)     Sanctions, Anti-Terrorism and Anti-Corruption.

(i)     Each Covered Entity (A) will not become a Designated Person; (B) will not become controlled by a Designated Person; (C) will not receive funds or other Property from a Designated Person; and (D) will not become in breach of, or is not the subject of any action or investigation under, any Anti-Terrorism Law. Each Covered Entity will not knowingly engage in any dealings or transactions, and is not and will not be otherwise knowingly associated, with any Designated Person. Each Covered Entity will comply, in all respects, with Anti-Terrorism Laws. Each Covered Entity will take commercially reasonable measures to ensure compliance with Anti-Corruption Laws and Anti-Terrorism Laws including the requirement that (x) no Person who owns any direct or indirect interest in such Covered Entity is a Designated Person and (y) funds invested directly or indirectly in such Covered Entity are derived from legal sources.

(ii)     The Borrower shall not permit any portion of the proceeds of any Loan or other credit made hereunder to be used, directly or indirectly for, and no fee, commission, rebate or other value to be paid (A) to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Anti-Corruption Laws or any other Governmental Rules or (B) in any manner that would result in the violation of any Anti-Terrorism Laws or any other Governmental Rules applicable to any party hereto.

5.03.     Financial Covenants. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Revolving Loan Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)     Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio at any time from and after the Closing Date to be greater than the ratio set forth opposite the applicable period below:

Period	Maximum Total Leverage Ratio
Closing Date through and including June 29, 2017	4.00:1.00
June 30, 2017 to and including June 29, 2018	3.75:1.00
June 30, 2018 to and including June 29, 2019	3.50:1.00
June 30, 2019 to and including June 29, 2020	3.00:1.00
June 30, 2020 to and including June 29, 2021	2.50:1.00
June 30, 2021 and thereafter	2.00:1.00

(b)     Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as at the end of any fiscal quarter to be less than 1.05:1.00.

(c)     Minimum Adjusted EBITDA. The Borrower shall not permit, as of the last day of any fiscal quarter, Adjusted EBITDA of the Loan Parties for the four fiscal quarter period ending thereon to be less than $12,000,000.

ARTICLE VI. EVENTS OF DEFAULT.

6.01.     Events of Default. The occurrence or existence of any one or more of the following events set forth in this Section 6.01 shall constitute an “Event of Default” hereunder.

(a)     Non-Payment. Any Loan Party shall (i) fail to pay when due any principal of any Loan (including any amount due in respect thereof under the Guaranties) or (ii) fail to pay within three (3) days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including, to the extent not included in clause (i), the Guaranties); or

(b)     Specific Defaults. Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement applicable to such Loan Party set forth in Section 5.01(a), Section 5.01(f), Section 5.01(g), Section 5.01(h), Section 5.01(i), Section 5.01(l), Section 5.02 or Section 5.03; or

(c)     Other Defaults. (i) Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in the Guaranty or any Security Document and such default shall continue beyond any period of grace provided with respect thereto; (ii) any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure, provided that if such Loan Party shall have commenced and is diligently pursuing efforts to cure such failure (and, if requested, shall have provided the Administrative Agent evidence reasonably satisfactory to it with respect to such diligent efforts) within thirty (30) days after the date of such failure, such failure shall not constitute an Event of Default until the earlier of (x) the date such Loan Party is no longer diligently pursuing efforts to cure such failure and (y) the date forty-five (45) days after the date of such failure; or (iii) any Loan Party shall fail to perform any covenant, obligation, condition or agreement in any Lender Rate Contract or documentation for any Lender Bank Product and such failure shall continue beyond any period of grace provided with respect thereto; or (iii) any Loan Party shall fail to perform any covenant, obligation, condition or agreement in any Lender Rate Contract or documentation for any Lender Bank Product and such failure shall continue beyond any period of grace provided with respect thereto; or

(d)     Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect (or with respect to Section 4.01(w) or if such representation, warranty, certificate, information or other statement (financial or otherwise) is qualified by materiality, in any respect) when made, deemed made, reaffirmed or furnished; or

(e)     Cross-Default. (i) Any Loan Party shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $500,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $500,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $500,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)     Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(g)     Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

(h)     Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $750,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of ten (10) consecutive days; provided that if one or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $1,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances such circumstance shall be an Event of Default whether or not the same has been satisfied, vacated or stayed; (ii) any judgment, writ, assessment, warrant of attachment, Tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of $750,000 (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens, executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i)     Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or

(j)     Security Documents. Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or

(k)     ERISA.

(i)     Any ERISA Event which has resulted or could reasonably be expected to result in liability to any Loan Party or that could reasonably be expected to have a Material Adverse Effect; or

(ii)     Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to any Loan Party by the Administrative Agent; or

(iii)     Any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l)     Change of Control. Any Change of Control shall occur; or

(m)     Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

(n)     Other Default. The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Credit Document) under any other Credit Document; or

(o)     Guarantors. Any Guarantor shall repudiate or purport to revoke the Guaranty; or

(p)     Designated Person. Any Loan Party shall become a Designated Person; or

(q)     Unfunded Pension Liabilities. The aggregate amount of Unfunded Pension Liabilities of the Loan Parties shall exceed $100,000; or

(r)     Material Contracts. The occurrence of any default under or material breach of any Material Contract or the termination of any Material Contract; or

(s)     Gaming Operations. (i) Any Loan Party fails to obtain or fails to maintain in full force and effect any material Gaming Approval (including any Gaming License) from, or any finding of suitability by, any Person, including any Governmental Authority (including any Gaming Board), required for the operation by any Loan Party of the businesses of the Borrower, provided that such Loan Party shall have 90 days from the date of service of such disciplinary complaint (or such longer period expressly permitted by such Governmental Authority not exceeding 180 days from the date of service of such disciplinary complaint) to cause such disciplinary complaint to be dismissed or settled without a revocation, denial, non-renewal or suspension of any such Gaming Approval or (ii) the loss of or failure to obtain any operating licenses or other licenses or permits or the occurrence of any event or circumstance which in any such case results in the failure to have any material portion of the Resort open to conduct gaming activities for any reason for more than ten (10) consecutive days or which results in the prohibition of the Borrower to conduct gaming activities at the Resort, for a period in excess of five (5) consecutive days.

6.02.     Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Revolving Loan Commitments and the obligations of the Lenders to make Loans and (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts or Lender Bank Products) payable by the Borrower to be immediately due and payable, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Revolving Loan Commitments and the obligations of the Lenders to make Loans shall automatically terminate and (2) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law. Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral pledged by the Borrower, shall first be applied to reimburse the remaining Obligations in the manner set forth below:

The proceeds of any sale, disposition or other realization upon all or any part of the Collateral (subject to the prior sentence with respect to Cash Collateral) and any payments received by the Administrative Agent with respect to any Guaranty shall, in each case, be distributed by the Administrative Agent in the following order of priorities:

First, to the Administrative Agent in an amount sufficient to pay in full the costs and expenses of the Administrative Agent (including, without limitation, such costs and expenses incurred in connection with such sale, disposition or other realization or in the protection or preservation of any of the Collateral, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, including, without limitation, reasonable attorneys’ fees and costs), and any and all other unpaid and unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of the Administrative Agent;

Second, to the Lenders and Lender Rate Contract Counterparties in an amount equal to accrued interest then due and payable on the Obligations (including any net scheduled payments in respect of Lender Rate Contracts but excluding any obligations in respect of Lender Bank Products and excluding the Termination Value of any Lender Rate Contracts);

Third, pari passu and ratably, to (i) the Lenders in an amount equal to the outstanding principal amount of the Revolving Loans and (ii) the Lender Rate Contract Counterparties to whom Obligations are owed in connection with any Lender Rate Contract in amount equal to such Obligations (which amount, for the avoidance of doubt shall include the Termination Value);

Fourth, to the Lender Bank Product Providers in an amount equal to any Obligations related to Lender Bank Products which are then unpaid;

Fifth, to the Lenders Administrative Agent and the Lender Parties in an amount equal to any other Obligations which are then unpaid; and

Finally, upon payment in full of all of the Obligations, to the Person(s) legally entitled thereto.

No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder or at law or in equity.

Notwithstanding the foregoing or anything to the contrary in any Control Agreement, without the prior written authorization of the applicable Loan Party (including as contemplated by Section 2.16), the Administrative Agent agrees that (x) it will not debit any account of such Loan Party or instruct any depository bank, securities intermediary or commodity intermediary to transfer any amount or property from any account of such Loan Party unless, in each case, an Event of Default under Section 6.01(a), (f) or (g) has occurred (and, in the case of an Event of Default under Section 6.01(a), been continuing for more than 90 days) and (y) the amount (or fair market value, in the case of property) of any such debit or transfer will not exceed the amount of the Obligations due and payable at such time.

ARTICLE VII. ADMINISTRATIVE AGENT AND RELATIONS AMONG LENDERS.

7.01.     Appointment, Powers and Immunities.

(a)     Each Lender (on its own behalf or on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. For the avoidance of doubt, notwithstanding anything to the contrary herein or the other Credit Documents, the Administrative Agent is acting as administrative agent for the Lenders only and the Administrative Agent is not acting as administrative agent for any other Lender Parties; the Lender Parties (other than the Lenders) that are receiving the benefit of the Collateral are receiving such benefit as an accommodation from the Administrative Agent in its capacity as Administrative Agent for such Lender Parties and the Administrative Agent shall have no liability whatsoever to such Lender Parties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) or have any fiduciary duty to any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products). Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rules. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction, such action as the Administrative Agent in good faith deems advisable under the circumstances.

(b)     Any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.01(a) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder and hereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VII, Section 8.02 and Section 8.03 as if set forth in full herein with respect thereto.

7.02.     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any facsimile or e-mail) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03.     Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything to the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04.     Indemnification. Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Revolving Proportionate Share of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05.     Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or the other Credit Documents; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.

7.06.     Resignation of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent, hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent.

7.07.     Collateral Matters.

(a)     The Administrative Agent is hereby authorized by each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products), without the necessity of any notice to or further consent from any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products), and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b)     Each of the Lenders (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than contingent indemnification obligations and Obligations in respect of Lender Rate Contracts and Lender Bank Products except to the extent the Administrative Agent has received prior written notice from the applicable Lender Party of any such Lender Rate Contract or the existence of such Obligations in respect of Lender Bank Products); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04. Upon request by the Administrative Agent, the Lenders will (and will cause their Affiliates that are party to Lender Rate Contracts or provided Lender Bank Products to) confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 7.07.

(c)     Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Revolving Loan Commitments have been terminated (ii) all Obligations (other than contingent indemnification obligations and Obligations in respect of Lender Rate Contracts and Lender Bank Products except to the extent the Administrative Agent has received prior written notice from the applicable Lender Party of any such Lender Rate Contract or the existence of such Obligations in respect of Lender Bank Products) have been paid in full and are no longer outstanding, including any other contingent obligations.

7.08.     Performance of Conditions. For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Revolving Proportionate Share of such Loan.

7.09.     The Administrative Agent in its Individual Capacity; Other Relationships. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

7.10.     Collateral Matters/Lender Rate Contracts/Lender Bank Products. Each Lender on its own behalf on behalf of its Affiliates understands and agrees that (a) counterparties to Lender Rate Contracts and Lender Bank Products will have the benefits of the Collateral as set forth in the Credit Documents so long as such counterparty is a Lender or an Affiliate of a Person that is a Lender and (b) if the Obligations (excluding Obligations in respect of Lender Rate Contracts and Lender Bank Products except to the extent the Administrative Agent has received prior written notice from the applicable Lender Party of any such Lender Rate Contract or such Obligations in respect of Lender Bank Products) are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.

7.11.     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.04, 8.02 and 8.03) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04, 8.02 and 8.03.

7.12.     Application of Gaming Laws.

(a)     This Agreement, the Security Agreement and the other Credit Documents are subject to Gaming Laws and approval, if so required, of the applicable Gaming Board. Without limiting the foregoing, each of the Administrative Agent and the Lender Parties acknowledges that (i) it is subject to being called forward by the Gaming Board in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Credit Documents, including with respect to the Collateral (including Equity Securities), may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals are obtained from the requisite Gaming Boards. Without limiting the foregoing, the Borrower and the Lenders authorize the Administrative Agent to execute and deliver one or more Affidavits substantially in the form attached hereto as Exhibit L.

(b)     Each of the Administrative Agent and the Lender Parties agrees to cooperate with all Gaming Boards in connection with the provision of such documents or other information as may be requested by such Gaming Boards relating to the Loan Parties or to the Credit Documents. The Borrower hereby consents to any such disclosure by the Administrative Agent and the Lender Parties to any Gaming Board and releases such parties from any liability for any such disclosure.

(c)     If during the existence of an Event of Default hereunder or under any of the other Credit Documents it shall become necessary, or in the opinion of the Required Lenders advisable, for an agent, supervisor, receiver or other representative of the Administrative Agent and the Lender Parties to become licensed under any Governmental Rule as a condition to receiving the benefit of any Collateral encumbered by the Security Documents or other Credit Documents or to otherwise enforce the rights of the Administrative Agent and the Lenders under the Credit Documents, the Borrower hereby agrees to assist the Administrative Agent and the Lender Parties and any such agent, supervisor, receiver or other representative obtain licenses and to execute such further documents as may be required in connection therewith.

ARTICLE VIII. MISCELLANEOUS.

8.01.     Notices.

(a)     Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed, e-mailed or delivered,

(i)     if to the Borrower or to the Administrative, at its respective facsimile number, e-mail address or address set forth below or,

(ii)     if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties).

All such notices and communications shall be effective

(i)     when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service;

(ii)     when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt;

(iii)     when delivered by hand, upon delivery; and

(iv) when sent by facsimile transmission or e-mail, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent under Article II shall not be effective until actually received by such Person.

The Administrative Agent:
Wells Fargo Bank, National Association 5340 Kietzke Lane, Suite 102 MAC A4649-027 Reno, NV 89511 Attention: Lee Wagner Tel. No. (775) 689-6008 Fax No. (775) 689-6026 E-mail: Lee.Wagner@wellsfargo.com

The Borrower:	Aliante Gaming, LLC 7300 Aliante Parkway North Las Vegas, NV 89084 Attention: Neil Friedman Tel. No. (702) 692-7820 Fax No. (702) 692-7480 E-mail: nfriedman@aliantegaming.com

With a copy to:	Greenberg Traurig, LLP 3773 Howard Hughes Parkway, Suite 400N Las Vegas, NV 89169 Attention: Michael J. Bonner Tel. No. (702) 792-3773 Fax No. (702) 792-9002 E-mail: bonnerm@gtlaw.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

(b)     Subject to the confidentiality provisions set forth in this Agreement, the Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any other Loan Party, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as The Debt Exchange, Inc., SyndTrak Online or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined by a final, non-appealable judgment of a court of competent jurisdiction to be due to the Administrative Agent’s gross negligence or willful misconduct. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

8.02.     Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses incurred by the Administrative Agent in connection with the syndication of the facilities provided hereunder, due diligence, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable fees and expenses of the Administrative Agent in connection with the use of any Platform, (c) any and all excise, sales or other similar taxes and (d) all fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03.     Indemnification. To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to (a) protect, indemnify, defend and hold harmless the Administrative Agent, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (i) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by the Borrower of any proceeds of the Loans, (ii) any Environmental Damages, (iii) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, (iv) the use of any Platform or (v) any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Documents, including any penalties, claims or other losses resulting from any delay in paying such excise, sales or other similar taxes and (b) reimburse each Indemnitee for all reasonable legal fees and other expenses in connection with such Indemnitee’s investigation or defense of any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of the gross negligence or willful misconduct of such Indemnitee. In the case of any investigation, litigation or proceeding to which the indemnity set forth in this Section 8.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the holders of the Borrower’s Equity Securities, any creditor of the Borrower, an Indemnitee or any other Person and whether or not an Indemnitee is otherwise a party thereto. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender, as applicable, shall give the Borrower notice of the matter with reasonable promptness; provided, however, that the failure of the Administrative Agent or such Lender to so notify the Borrower shall not relieve the Borrower from its obligations under this Section 8.03 or result in any liability of the Administrative Agent or the Lenders. In connection with any such suit, claim or demand, the Administrative Agent or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s or such Lender’s business or that of its Affiliates. The Administrative Agent or such Lender may also require the Borrower to defend the matter. Notwithstanding the foregoing provisions, the Indemnitees will be entitled to employ counsel separate from counsel for the Borrower and for any other party in such action if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrower not advisable, all at the Borrower’s expense. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including reasonable fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of the Administrative Agent or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. The Borrower shall not be liable for any settlement of any claim against any of the Indemnitees made without the Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, if at any time any Indemnitee shall have requested indemnification or contribution in accordance with this Section 8.05, the Borrower shall be liable for any settlement or other action referred to in the immediately preceding sentence effected without the Borrower’s consent if (1) such settlement or other action is entered into more than 30 days after receipt by the Borrower of such request for such indemnification or contribution and (2) the Borrower shall not have provided such indemnification or contribution in accordance with such request prior to the date of such settlement or other action. The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrower or its Affiliates or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement. The obligations of the Loan Parties with respect to Environmental Damages are (1) separate and distinct from the Obligations described within the Mortgages and the Liens and security interests created in the Mortgages, and (2) may be enforced against the Loan Parties without regard to the existence of the Mortgages and independently of any action with respect to the Mortgages. The Borrower acknowledges and agrees that no Indemnified Party has provided any tax advice to any Loan Party or its Affiliates.

8.04.     Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders) or all of the Lenders if expressly required herein; provided, however, that:

(a)     Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement (other than “Required Lenders”), (ii) increase the Total Revolving Loan Commitment (except as contemplated by Section 2.01(b)), (iii) extend the Maturity Date, (iv) reduce the principal of or interest on any Loan or any fees or other amounts payable for the account of the Lenders hereunder, (v) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (vi) amend this Section 8.04 or Section 2.09 or (vii) increase the dollar amounts in Section 2.01(b), must be in writing and signed or approved in writing by all of the Lenders directly adversely affected thereby .

(b)     Any amendment, waiver or consent which releases any Loan Party or all or substantially all of the Collateral must be in writing and signed or approved in writing by all Lenders and, to the extent not included therein, all Lender Rate Contract Counterparties that have provided the Administrative Agent with prior written notice of their status as such, except that (i) any such release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) may be executed by the Administrative Agent and shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders;

(c)     Any amendment, waiver or consent which increases or decreases the Revolving Proportionate Share of any Lender must be in writing and signed by such Lender (other than any such document that implements the provisions of Section 2.01(b));

(d)     Any amendment, waiver or consent which would amend the application of proceeds set forth in Section 6.02 must be in writing and signed or approved in writing by all Lenders and, to the extent not included therein, all Lender Rate Contract Counterparties that have provided the Administrative Agent with prior written notice of their status as such;

(e)     Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 8.04 shall apply equally to, and shall be binding upon, each of the Administrative Agent, and the Lenders. Notwithstanding anything to the contrary herein, any Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the (i) Revolving Proportionate Share of such Defaulting Lender may not be increased, (ii) the Maturity Date of any Loans of such Defaulting Lender, as applicable, may not be extended, and (iii) principal and interest owing to such Defaulting Lender may not be reduced, in each case without the consent of such Defaulting Lender.

For the avoidance of doubt, the application of the provisions of Section 2.01(b) of the Guaranty or any similar provisions in any other Credit Document: (1) is automatic to the extent applicable, (2) is not an amendment or modification of the Guaranty or any other Credit Document and (3) does not require the consent or approval of any Person.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower (which may be payable only to the Lenders that consent to such matters within specified periods).

In addition, notwithstanding the foregoing, (x) the Fee Letter may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof and (y) each Lender Rate Contract and agreement with respect to Lender Bank Products may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 6.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, or (b) any Lender from exercising setoff or offset rights in accordance with Section 8.06 (subject to the terms of Section 2.09); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 6.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.09, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.05.     Successors and Assigns.

(a)     Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document (except in connection with a merger or consolidation permitted by Section 5.02(d)) without the prior written consent of the Administrative Agent and each Lender. Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.

(b)     Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents; provided that notwithstanding the foregoing, no Participant shall be a Loan Party or an Affiliate of a Loan Party. In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a)(i)-(v) or Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the rights of setoff and offset in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that provided, however, that no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent. The Borrower agrees that each Participant shall be entitled to the full benefits of Section 2.10(c), 2.11 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.11(g) (it being understood that the documentation required under Section 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 8.05; provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (c) of this Section 8.05; and (B) shall not be entitled to receive any greater payment under Sections 2.10(c) or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant n and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)     Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit F (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i)     Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld), no Lender may make any Assignment of Revolving Loan Commitments or, Revolving Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder, provided that the Borrower shall be deemed to have consented to any such Assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(ii)     Without the written consent of (1) the Administrative Agent, and (2) if no Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender (I) that is less than Five Hundred Thousand Dollars ($500,000) or (II) if, after giving effect to such Assignment, the Revolving Loan Commitment of such Lender or such Assignee Lender would be less than Five Hundred Thousand Dollars ($500,000) (except that, in each case, a Lender may make an Assignment which reduces its Revolving Loan Commitment to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by Section 8.05(c)(i) above.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement; provided further, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, if any, of the Assignor Lender thereunder, a new Note to the order of each Assignee Lender thereunder that requests such a note (with each new Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Note to be in an amount equal to the Revolving Loan Commitment retained by it). Each such new Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolving Proportionate Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Governmental Rules without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)     Register. The Borrower hereby designates the Administrative Agent (the “Agent”), and the Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 8.05(d), to maintain a register at its address referred to in Section 8.01 (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders and the Loans made by, each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent. The ownership of such Revolving Loan Commitment and Loans prior to such recordation and all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender. The registration of an assignment or transfer of all or part of any Revolving Loan Commitment, Loan shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment Agreement pursuant to Section 8.05(c). Coincident with the delivery of such an Assignment Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to assigning or transferor Lender. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 8.05(d).

(e)     Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.01(b)).

(f)     Confidentiality. Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.

(g)     Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents. In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its Lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.

(h)     True Sale. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, any Lender that sells or is deemed to have sold a participation in the Obligations (including any participation in the Loans, any participations described in Section 8.05(b) above and any participations under Section 2.09(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff or offset by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff or offset (after giving effect to any sharing with the Lenders under Section 2.09(b) hereof).

(i)     Additional Forms. If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).

8.06.     Setoff; Security Interest.

(a)     Setoffs By Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to setoff or offset and apply against the Obligations any amount owing from such Lender to the Borrower; provided, however, that in the event that any Defaulting Lender shall exercise any such right of setoff or offset, (i) all amounts so setoff or offset shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff or offset. The aforesaid right of setoff or offset may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff or offset may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff or offset and application.

(b)     Security Interest. As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07.     No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08.     Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09.     Jury Trial. EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10.     Confidentiality. None of the Administrative Agent or any Lender shall disclose to any Person any Confidential Information, except that the Administrative Agent and any Lender may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates; (b) to the Administrative Agent or any other Lender; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to the Administrative Agent or any Lender; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Administrative Agent or such Lender (including as required in connection with pledges and assignments permitted under Section 8.05 (g)); (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Administrative Agent or the Lenders of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to the Administrative Agent or such Lender; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents. Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).

8.11.     Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.

8.12.     Consent to Jurisdiction. Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. In addition, the Borrower, the Administrative Agent, and Lenders irrevocably submit to the non-exclusive jurisdiction of the courts of any State (each a “Real Property State”) where any real property described in any Mortgage is located and the courts of the United States located in any such Real Property State and agree that any legal action, suit or proceeding arising out of or relating to any Mortgage related to real property located in a Real Property State may be brought against such party in any such courts in such Real Property State. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York or any Real Property State or to any court of the United States; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.

8.13.     Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender, the Administrative Agent in connection with such matters is solely for the protection of the Lenders, the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.14.     Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.15.     Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, each of the parties to the Agreement hereby agrees that it shall not seek from any other party to the Agreement any punitive, exemplary, special, indirect or consequential damages under any theory of liability.

8.16.     USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each Subsidiary to, provide such information as is reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

8.17.     Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Wells Fargo sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Wells Fargo may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.

8.18.     Government Savings Clause. Each of the parties hereto agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by any Gaming Board, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties thereto the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights remedies, or obligations of the Borrower, the Administrative Agent or the Lenders under this Agreement or any other Credit Document.

[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

ALIANTE GAMING, LLC,

By: ALST Casino Holdco, LLC
its managing member

By:	/s/ SOOHYUNG KIM
Name: SOOHYUNG KIM
Title: CEO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:	/s/ G. LEE WAGNER, JR.
Name: G. Lee Wagner, Jr.
Title: Vice President

SCHEDULE I

THE LENDERS

Part A

Name of Lender	Revolving Loan Commitment	Revolving Proportionate Share
Wells Fargo Bank, National Association	$50,000,000.00	100%
Total	$50,000,000.00	100%

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Part B

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lender

Notices:

Wells Fargo Bank, National Association

5340 Kietzke Lane, Suite 102

MAC A4649-027

Reno, NV 89511

Attention: Lee Wagner

Tel. No. (775) 689-6008

Fax No. (775) 689-6026

E-mail: Lee.Wagner@wellsfargo.com

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SCHEDULE 3.01

Conditions Precedent to Closing

The occurrence of the initial Credit Event under the Credit Agreement is subject to: (i) in the case of all conditions listed below which can be satisfied by the delivery of documentation or other items by the Borrower, receipt by the Administrative Agent of such documentation or other items, each, except as otherwise noted below, in form and substance reasonably satisfactory to the Administrative Agent and each Lender and with sufficient copies for the Administrative Agent (and, where expressly indicated, each Lender) and (ii) in the case of all other conditions listed below, the Administrative Agent’s determination that such conditions have been reasonably satisfied or waived.

(a)     Principal Credit Documents.

(i)     This Agreement, duly executed by the Borrower, each Lender and the Administrative Agent;

(ii)     A Note payable to each Lender, each duly executed by the Borrower;

(iii)     The Guaranty, duly executed by Parent;

(iv)     The Security Agreement in form and substance satisfactory to the Administrative Agent, duly executed by the Borrower, together with (A) the Pledged Intercompany Notes, if any; and (B) all other collateral listed on Schedule I of the Security Agreement; and

(v)     A completed Collateral Certificate, duly executed by the Borrower.

(b)     Borrower’s Organizational Documents.

(i)     The articles of organization of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of the State of Nevada;

(ii)     A certificate of a Responsible Officer of the Borrower, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the articles of organization and limited liability company agreement of the Borrower as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the members or other governing body of the Borrower (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; (C) there are no proceedings for the dissolution or liquidation of the Borrower; and (D) the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower; and

(iii)     Certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of Nevada.

(c)     Parent Organizational Documents.

(i)     The certificate of formation of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of the State of Delaware;

(ii)     A certificate of a Responsible Officer of Parent, dated the Closing Date, certifying that (A) attached thereto is a true and correct copies of the certificate of formation and limited liability company agreement of Parent as in effect on the Closing Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of Parent (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by Parent of the Credit Documents to be executed by Parent and the consummation of the transactions contemplated thereby; (C) there are no proceedings for the dissolution or liquidation of Parent; and (D) certifying the incumbency, signatures and authority of the officers of Parent authorized to execute, deliver and perform the Credit Documents to be executed by Parent; and

(iii)     Certificates of good standing (or comparable certificates) for each Guarantor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of Delaware.

(d)     Financial Statements, Financial Condition, Etc.

(i)     Copies of audited consolidated Financial Statements for the Loan Parties for 2013, 2014 and 2015 certified by the chief financial officer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(ii)     A copy of (and the Lenders’ satisfactory review of) the financial budget for the year ending December 31, 2016, together with narrative assumptions, including, in each case, projected statements of income and capital expenditures of the Loan Parties, all in reasonable detail and prepared by a financial officer of the Borrower; and

(iii)     Such other financial, business and other information regarding the Borrower or any other Loan Party as the Administrative Agent or any Lender may request.

(e)     Collateral Documents.

(i)     Evidence that upon the filing of appropriate financing statements the Administrative Agent will have a valid, perfected first priority Lien on all Collateral as to which a security interest can be perfected by filing a financing statement, subject to Permitted Liens;

(ii)     Uniform Commercial Code search certificates from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (e)(i) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens which are expressly permitted by this Agreement to be prior;

(iii)     Appropriate documents for filing with the United States Patent and Trademark Office, the United States Copyright Office and all other filings necessary to perfect the security interests granted to the Administrative Agent by the Security Documents, all appropriately completed and duly executed by the Borrower and, where appropriate, notarized;

(iv)     Such other documents, instruments and agreements as the Administrative Agent may request to establish and perfect the Liens granted to the Administrative Agent or any Lender in this Agreement, the Security Documents and the other Credit Documents; and

(v)     Such other evidence as the Administrative Agent may request to establish that the Liens granted to the Administrative Agent or any Lender Party in this Agreement, the Security Documents and the other Credit Documents are or upon the proper filings shall be perfected and prior to the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(f)     Real Property.

(i)     Title Insurance. ALTA standard coverage Lender’s policy of title insurance (or a commitment therefor) insuring the validity and priority of the Resort Mortgage, in such amount and with such endorsements as the Administrative Agent may require, issued by a title insurer acceptable to the Administrative Agent, together with such policies of co-insurance or re-insurance (or commitments therefor) as the Administrative Agent may require;

(ii)     The Environmental Indemnity Agreement, duly executed by each party thereto;

(iii)     The Resort Mortgage shall have been executed and recorded in Clark County, Nevada;

(iv)     The Assignment of Entitlements shall have been executed and recorded in Clark County, Nevada;

(v)     Matters Relating to Flood Hazard Properties. With respect to the Resort Mortgage, the Administrative Agent shall have received (x) flood certifications with respect to such parcel and, (y) if such parcel of real property is located in a special flood hazard area:

(A)     notices to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program because the community does not participate in the National Flood Insurance Program; and

(B)     to the extent flood hazard insurance is available in the community in which the real property is located, a copy of one of the following: (w) the flood hazard insurance policy, (x) the Borrower’s application for a flood hazard insurance policy, together with proof of payment of the premium associated therewith, (y) a declaration page confirming that flood hazard insurance has been issued to the Borrower or (z) such other evidence of flood hazard insurance satisfactory to the Administrative Agent;

(vi)     Environmental Assessments. The Administrative Agent shall have received a Phase I environmental assessment and such other environmental report reasonably requested by the Administrative Agent regarding the real property underlying the Resort Mortgage by an environmental engineering firm acceptable to the Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which could reasonably be expected to have a Material Adverse Effect; and

(vii)     Other Real Property Information. The Administrative Agent shall have received such other certificates, documents and information as are reasonably requested by the Lenders.

(g)     Opinion. Favorable written opinion from Greenberg Traurig LLP, special counsel for the Loan Parties, dated the Closing Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may request and otherwise in form and substance satisfactory to the Administrative Agent.

(h)     Other Items.

(i)     A duly completed and timely delivered Notice of Borrowing;

(ii)     Due diligence satisfactory to the Administrative Agent and the Lenders shall have been completed (including, without limitation, corporate/company documentation, ownership and organizational structure);

(iii)     The capital and ownership structure (including operating agreements, company agreements, articles of incorporation and by-laws), stockholders agreements and management of the Loan Parties shall be reasonably satisfactory to Administrative Agent and the Lenders;

(iv)     An insurance analysis and review from the Administrative Agent’s insurance consultant and evidence of insurance of the Borrower complying with the requirements recommended by such consultant, in each case for the business and properties of the Borrower, and in scope, form and substance reasonably satisfactory to the Administrative Agent, including by naming the Administrative Agent as an additional insured and/or loss payee, and, to the extent commercially available, stating that such insurance shall not be cancelled or revised without 30 days’ prior written notice by the insurer to the Administrative Agent;

(v)     Evidence that all existing Indebtedness of the Loan Parties has been or substantially concurrently with the Closing Date is being repaid in full (other than Permitted Indebtedness) and a satisfactory arrangement concerning the termination of the Liens securing such Indebtedness (including payoff letters or the equivalent thereof);

(vi)     Copies of all Rate Contracts to which the Borrower or any Loan Party is a party;

(vii)     A certificate of the chief financial officer or comparable officer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that:

(A)     The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as of such date (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as of such date);

(B)     No Default has occurred and is continuing as of such date;

(C)     Each of the Loan Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of transactions contemplated hereby and thereby, will be Solvent;

(D)     Each Loan Party has obtained all Governmental Authorizations (including all applicable Gaming Licenses) and Gaming Approvals and all consents of other Persons, in each case that are necessary or advisable to have been obtained prior to the Closing Date in connection with the transactions herein and the continued operation of the business conducted by the Loan Parties in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent is in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not have a Material Adverse Effect. All applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion has expired; and

(E)     No temporary restraining order, preliminary or permanent injunction or other order preventing the Borrower and the Guarantors, the Administrative Agent or any Lender Party from entering into this Agreement or the other Credit Documents or consummating the transactions contemplated hereby or thereby shall have been issued by any court of competent jurisdiction or other Governmental Authority having authority over any such Person and remains in effect, and no applicable Governmental Rules shall be enacted or deemed applicable to the Credit Documents by a Governmental Authority having authority over any such Person that makes the closing of the Credit Documents or any extensions of credit thereunder illegal.

(viii)     To the extent not included above, a certified copy of each of the Material Documents of the Borrower and Parent (including all exhibits, appendices, schedules, annexes and attachments thereto and amendments and assignments thereof) in effect as of the Closing Date;

(ix)     Each Loan Party has provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(x)     All fees and expenses payable to the Administrative Agent and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Fee Letter);

(xi)     All fees and expenses of counsel to the Administrative Agent invoiced through the Closing Date; and

(xii)     Such other evidence as the Administrative Agent or any Lender may request to establish the accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.